                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [_]
  Check the appropriate box:
  [_] Preliminary Proxy Statement
  [X] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       NATIONAL MEDICAL ENTERPRISES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 SCOTT M. BROWN
                       NATIONAL MEDICAL ENTERPRISES, INC.
                              2700 COLORADO AVENUE
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 998-8000
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

  Payment of Filing Fee (Check the appropriate box):
  [X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [_]$500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  (4) Proposed maximum aggregate value of transaction:

*Set forth the amount on which the filing fee is calculated and state how it was determined.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

                               ----------------
  (2) Form, Schedule or Registration No.:

                               ----------------
  (3) Filing Party:

                               ----------------
  (4) Date Filed:

                               ----------------

                               NATIONAL MEDICAL
                               ENTERPRISES, INC.

                                                               MAILING ADDRESS:
2700 COLORADO AVENUE                                       POST OFFICE BOX 4070
SANTA MONICA, CALIFORNIA 90404                                   (310) 998-8000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON WEDNESDAY, SEPTEMBER 28, 1994

August 25, 1994

To our Shareholders:

The Annual Meeting of Shareholders of National Medical Enterprises, Inc. (the "Company") will be held on Wednesday, September 28, 1994 at 10:00 a.m., Pacific Daylight Time, in the Arcadia Ballroom, Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, 90401, for the following purposes:

  1. To elect four directors for terms of three years each;

  2. To approve the 1994 Directors Stock Option Plan;

  3. To approve the 1994 Annual Incentive Plan;

  4. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending May 31, 1995; and

  5. To transact such other business as properly may come before the meeting.

Only shareholders of record at the close of business on August 15, 1994 (the record date) will be entitled to vote at the meeting and any adjournments thereof.

PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the meeting and you may vote in person even though you have returned your proxy card.

                                          SCOTT M. BROWN
                                             Secretary

                                PROXY STATEMENT

GENERAL INFORMATION
August 25, 1994

  Your proxy is solicited by the Board of Directors (the "Board") of National Medical Enterprises, Inc. ("NME" or the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Wednesday, September 28, 1994, and any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about August 29, 1994.

  If the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no direction is indicated, the proxy will be voted in accordance with the Board's recommendations as set forth herein. Any shareholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The Board knows of no unspecified matters to be voted upon at the Annual Meeting.

  Only shareholders of record at the close of business on August 15, 1994 are entitled to receive notice of and to vote at the Annual Meeting. On August 15, 1994, NME had outstanding 166,255,862 shares of common stock, each of which is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on such date is necessary to constitute a quorum at the Annual Meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast except as otherwise provided herein.

  The cost of solicitation of proxies by the Board will be borne by the Company. The Company has engaged Kissel-Blake, Inc. ("Kissel-Blake") to assist in the solicitation of proxies for the meeting. The Company will pay Kissel-Blake $13,000 in fees for its services and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Kissel-Blake, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

1. DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Chairperson of Executive Committee and
Member of Nominating Committee
Age: 50

Mr. Barbakow was elected by the Board to serve as Chief Executive Officer and President of NME effective June 1, 1993. Effective July 28, 1993, Mr. Barbakow
was elected Chairman of the Board, at which time he relinquished the office of President. From September, 1991 through May 31, 1993, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to October 1988, Mr. Barbakow
served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. Mr. Barbakow has been a director since 1990. His current term as director of NME expires at this year's Annual Meeting.
- --------------------------------------------------------------------------------

Michael H. Focht, Sr.
President and Chief Operating Officer
Member of Executive Committee and
Ethics and Quality Assurance Committee
Age: 51

Mr. Focht was elected by the Board to serve as Chief Operating Officer of NME effective April 28, 1993, and to serve in the additional position of President effective July 28, 1993. Mr. Focht served as Senior Executive Vice President, Operations, of NME from 1991 to April 28, 1993, and President and Chief
Executive Officer of NME's General Hospital Division from 1986 to 1991. Mr.
Focht joined NME in 1978 and has served as a director of NME since 1990. His current term as a director of NME expires at the 1996 Annual Meeting.
- --------------------------------------------------------------------------------

Bernice B. Bratter
Director
Member of Executive Committee,
Nominating Committee and Chairperson of
Compensation and Stock Option Committee
Age: 56

Ms. Bratter serves as Executive Director of Senior Health and Peer Counseling,
a non-profit health care organization located in Santa Monica, California. Ms. Bratter has been a director of NME since 1990. Her current term as a director of NME expires at the 1996 Annual Meeting.
- --------------------------------------------------------------------------------

Maurice J. DeWald
Director
Member of Executive Committee,
Compensation and Stock Option Committee
and Chairperson of Performance Investment
Plan Committee
Age: 54

Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., a private firm that he founded in 1993, which is involved in investment and development projects, and President of DeWald Enterprises, a private investment firm that he founded in 1991. From 1986 until 1990, Mr. DeWald served as Managing Partner of the Los Angeles office of KPMG Peat Marwick. Mr. DeWald also is a director of Dai-Ichi Kangyo Bank of California. Mr. DeWald has been a director since 1991. His current term as a director of NME expires at the 1995 Annual Meeting.
- --------------------------------------------------------------------------------

Peter de Wetter
Director
Member of Executive Committee
Age: 74

Mr. de Wetter served as Executive Vice President of NME from October, 1979 until his retirement in May, 1989. Mr. de Wetter also serves as a director of
The Hillhaven Corporation. Mr. de Wetter has been a director of NME since 1977. His current term as a director of NME expires at this year's Annual Meeting.
- --------------------------------------------------------------------------------

Edward Egbert, M.D.
Director
Member of Audit Committee, Nominating Committee and Performance Investment Plan Committee
Age: 69

Dr. Egbert was a physician in private practice until his retirement on January
1, 1994. From 1975 to 1982, Dr. Egbert served on the Governing Board of Sierra Medical Center, a general hospital owned and operated by one of NME's subsidiaries. Dr. Egbert has been a director of NME since 1975. His current term as a director of NME expires at the 1995 Annual Meeting.
- --------------------------------------------------------------------------------

Raymond A. Hay
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee
and Chairperson of Nominating Committee
Age: 66

Mr. Hay has been Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, since 1992. Mr. Hay held the same position with Hay-Faulstich & Associates from 1991 through January, 1992, when its operations were assumed by Aberdeen Associates. From 1983 until June 1991, Mr. Hay served as Chairman and Chief Executive Officer, and through June, 1993, Mr. Hay served as a director, of The LTV Corporation, which filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in 1986. The petition received final approval in June, 1993. Mr. Hay also serves as a director of Maxus Energy Corporation. Mr. Hay has been a director of NME since 1985. His current term as a director of NME expires at the 1995 Annual Meeting.
- --------------------------------------------------------------------------------

Lester B. Korn
Director
Member of Executive Committee and
Compensation and Stock Option Committee
Age: 58

Mr. Korn has been a director of NME since 1993. Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/Ferry International, an executive search firm which he founded, from 1965 until May 1991, when he retired and became Chairman Emeritus. During 1987-88, he served as United States Ambassador to the United Nations Economic and Social Council.
Mr. Korn also serves as a director of ConAm Properties, Ltd. His current term as a director of NME expires at the 1996 Annual Meeting.
- --------------------------------------------------------------------------------

James P. Livingston
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee
and Nominating Committee
Age: 68

Mr. Livingston served as an Executive Vice President of NME from 1977 until his retirement in June, 1986. From 1984 until his retirement, Mr. Livingston also served as President and Chief Executive Officer of NME's former Health Products and Services Group. Mr. Livingston has been a director of NME since 1975. His current term as a director of NME expires at this year's Annual Meeting.
- --------------------------------------------------------------------------------

Richard S. Schweiker
Director
Chairperson of Audit Committee and
Chairperson of Ethics and Quality Assurance Committee
Age: 68

Mr. Schweiker is president of the American Council of Life Insurance, a position he has held since 1983. Mr. Schweiker also serves as a director of
Univax Biologics, Inc. Mr. Schweiker has been a director of NME since 1984.
From 1981 to 1983, Mr. Schweiker served as Secretary of Health and Human
Services. His current term as a director of NME expires at this year's Annual Meeting.
- --------------------------------------------------------------------------------

DIRECTORS BY CLASS

Class 3 (term expires at the 1994 Annual Meeting of Shareholders)

  Jeffrey C. Barbakow
  Peter de Wetter
  James P. Livingston
  Richard S. Schweiker

Class 1 (term expires at the 1995 Annual Meeting of Shareholders)

  Maurice J. DeWald
  Edward Egbert, M.D.
  Raymond A. Hay

Class 2 (term expires at the 1996 Annual Meeting of Shareholders)

  Bernice B. Bratter
  Michael H. Focht, Sr.
  Lester B. Korn

NOMINEES AND VOTING

  During fiscal year 1994, the size of the Board was reduced from 18 to 12 directors. In July, 1994, the Nominating Committee met and recommended for nomination by the Board each of Messrs. Barbakow, de Wetter, Livingston and Schweiker to serve another three-year term as a director. The Nominating Committee chose not to recommend the renomination of John C. Bedrosian and Nita
P. Heckendorn, each of whom is a former officer of the Company with whom the Company is engaged in litigation. After considering the Nominating Committee's actions, the Board met on July 27, 1994, and nominated the directors recommended by the Nominating Committee and amended the Company's Bylaws, effective as of September 28, 1994, to reduce the size of the Board from 12 to 10 directors.

  Directors are divided into three classes and serve for three-year overlapping terms. Following the election of the four Class 3 directors, there will be three Class 1 directors, three Class 2 directors and four Class 3 directors. At this meeting, four Class 3 directors are to be elected to serve until the 1997 Annual Meeting. The terms of the other directors do not expire until 1995 or 1996. Directors are to be elected by a majority of the votes cast. Votes may not be cumulated.

  The individuals nominated by the Board to serve as Class 3 directors with terms of office that expire at the 1997 Annual Meeting of Shareholders are:
Jeffrey C. Barbakow, Peter de Wetter, James P. Livingston and Richard S. Schweiker. The Board recommends the election of each of them for a three-year term as director.

  The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for these persons. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person or persons as the Board may recommend.

SHAREHOLDER APPROVAL

  Election of the nominees by the shareholders requires the affirmative vote of a majority of the votes cast by holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the election of the nominees at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS NOMINEES FOR DIRECTORS.

STOCK OWNERSHIP

  As of August 15, 1994, ownership of common stock by all directors, all nominees, each of the named executive officers (as defined herein on page 12) and all executive officers and directors as a group (18 persons) was as follows:

  Except as otherwise indicated, each individual named has sole control as to the investment and voting power with respect to the securities owned.

                                                   SHARES BENEFICIALLY OWNED
                                                --------------------------------
                                                            OPTIONS
                                                          EXERCISABLE
                                                SHARES OF  PRIOR TO
                                                 COMMON   OCTOBER 15, PERCENT OF
   NAME                                           STOCK     1994(1)    CLASS(2)
   ----                                         --------- ----------- ----------
   William S. Banowsky.........................    20,606    828,213
   Jeffrey C. Barbakow.........................    19,100    666,666
   John C. Bedrosian (3).......................   549,944    350,920
   Bernice B. Bratter..........................    11,000          0
   Maurice J. DeWald...........................    10,800          0
   Peter de Wetter.............................    15,200     50,357
   Edward Egbert, M.D..........................   102,445     10,460
   Michael H. Focht............................   155,294    995,188
   Raymond A. Hay..............................    11,200     20,920
   Nita P. Heckendorn (4)......................    44,100          0
   Lester B. Korn..............................    22,700          0
   James P. Livingston.........................   138,060     31,380
   Raymond L. Mathiasen........................    67,500    194,790
   Barry P. Schochet...........................    74,200    154,397
   Richard S. Schweiker........................    11,400     62,760
   Executive officers and directors
    as a group (18 persons).................... 1,359,549  4,522,584     3.5%

- --------
(1) These figures include investment options purchased under the Company's 1989 Performance Investment Plan (the "PIP") entitling the following executives and directors to purchase convertible debentures which in turn are convertible in two steps into the following number of shares of the Company's common stock at an effective exercise price equivalent to $15.83:
    Banowsky (698,213); de Wetter (39,897); Focht (698,213); Mathiasen (99,744); and Schochet (39,897) and executive officers who are not directors, nominees or named executive officers (964,198). Also included for Mr. Bedrosian are stock options ("Options") to purchase 163,334 shares of the Company's common stock, the vesting dates of which were accelerated pursuant to the terms of Mr. Bedrosian's employment agreement with the Company, dated December 5, 1990, when Mr. Bedrosian 's employment with the Company was terminated without cause pursuant to the terms of his employment agreement on September 24, 1993.

(2) Except as indicated, no executive officer or director beneficially owned, including Options exercisable prior to October 15, 1994, 1% or more of the outstanding shares of common stock of the Company.

(3) As described more fully on page 32, the Company currently is involved in litigation with Mr. Bedrosian. It is the Company's position that Mr. Bedrosian's employment with the Company was terminated without cause on September 24, 1993 pursuant to the terms of his employment agreement. One element of the litigation involves the exercisability of 203 investment options purchased by Mr. Bedrosian under the PIP that are convertible in three steps into 1,349,878 shares of the Company's common stock. It is the Company's position that since Mr. Bedrosian did not exercise his 203 investment options within the time period after the termination without cause of his employment with the Company pursuant to the terms of his employment agreement on September 24, 1993 required under the PIP, such investment options have expired. Consequently, such shares are not included in this table. Mr. Bedrosian asserts that the 203 investment options have not expired.

(4) As described more fully on page 32, the Company currently is involved in litigation with Ms. Heckendorn. It is the Company's position that Ms. Heckendorn resigned from her employment with the Company on August 16, 1993. As of that date, 50,000 of the 200,000 Options granted to Ms. Heckendorn had vested. It is the Company's position that since Ms. Heckendorn did not exercise the 50,000 vested Options within 90 days of her resignation on August 16, 1993 (as required under the terms of the grant), such 50,000 vested Options have expired. Furthermore, it is the Company's position that the 150,000 unvested Options were canceled as of August 16, 1993. In addition to the Options, Ms. Heckendorn had purchased 72 investment options under the PIP which were convertible in three steps into 478,774 shares of the Company's common stock. It is the Company's position that since Ms. Heckendorn did not exercise her 72 investment options within the time period after her resignation on August 16, 1993 required by the PIP, the 72 investment options have expired. Consequently, neither such Options nor such investment options are included in this table. Ms. Heckendorn asserts that her employment with the Company was terminated by the Company on August 16, 1994, that she did not resign, and that she did not forfeit any Option rights or investment option rights held at that time. Ms. Heckendorn asserts that the 50,000 Options have not expired, that the 150,000 unvested Options have not been canceled and that the 72 investment options have not expired and Ms. Heckendorn therefore asserts that the table is inaccurate with respect to said Options and investment options.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Company's By-Laws provide for 12 directors, but have been amended effective September 28, 1994 to reduce the size of the Board to 10 directors. The Board is divided into three classes, each of which serves for three years. Following this year's Annual Meeting, there will be three directors in each of Classes 1 and 2 and four directors in Class 3. Currently, there are six directors in Class 3, two of whom have not been nominated to serve another term.

  It is the Company's position that Mr. Bedrosian, who served as Senior Executive Vice President during a portion of fiscal 1994, was terminated without cause pursuant to the terms of his employment agreement effective September 24, 1993. Furthermore, it is the Company's position that Ms. Heckendorn, who served as Executive Vice President during a portion of fiscal 1994, resigned from her employment effective August 16, 1993. Ms. Heckendorn asserts that she was relieved by the Company of her duties with the Company on August 16, 1994, and that she did not resign. Consequently, Mr. Bedrosian and Ms. Heckendorn are treated as employee directors for the purposes of the following discussion for the time periods prior to September 24, 1993 and August 16, 1993, respectively, and as non-employee directors for the time periods after September 24, 1993 and August 16, 1993, respectively.

  The Board acted 13 times during the fiscal year ended May 31, 1994. Each director participated in at least 75% of the aggregate of meetings of the Board and the committees on which he/she served, during the period he/she served as a director.

  The Company's Executive Committee consisted during fiscal year 1994 of employee directors Barbakow (Chairperson) and Focht, and non-employee directors Bratter, DeWald, de Wetter and Korn. The Executive Committee, which met four times during fiscal 1994, may exercise, when the Board is not in session, all of the powers of the Board in the management of the business and affairs of the Company, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the By-Laws or declare dividends.

  The Company's Audit Committee currently consists of non-employee directors Schweiker (Chairperson), Egbert, Hay and Livingston. During fiscal 1994, the Company's Audit Committee consisted of non-employee directors Schweiker (Chairperson), Egbert, Hay, Livingston and former non-employee director Martinson until September 29, 1993 when he resigned from the Board. The Audit Committee selects, engages on behalf of the Company (subject to the consent of the shareholders) and fixes the compensation of, a firm of independent certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which they are appointed. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee also is responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries complies with the policies and procedures of the Company. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee met three times during fiscal 1994.

  The Company's Compensation and Stock Option Committee (the "Compensation Committee") currently consists of non-employee directors Bratter (Chairperson), DeWald and Korn. During fiscal 1994, the Compensation Committee's members were non-employee directors de Wetter until September 29, 1993, when he resigned from the committee, Bratter, DeWald, Korn, former non-employee director Martinson until September 29, 1993 when he resigned from the Board and former non-employee director Stever until September 29, 1993 when his term on the Board ended. Except as noted below, the Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the approval of increases in directors' fees and in salaries paid to officers and senior employees earning in excess of an annual salary to be determined by the Compensation Committee. The Compensation Committee has all of the powers of administration under all of the Company's employee benefit plants, including any stock option plans, long-term incentive plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines (subject to the provisions of the Company's plans) the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. None of the members of the Compensation Committee may be officers or employees of the Company. This Committee met 18 times in fiscal 1994.

  The Company's Performance Investment Plan Committee currently consists of non-employee directors DeWald (Chairperson) and Egbert. Former non-employee director Stever was Chairperson of the Committee until September 29, 1993 when his term on the Board ended. The committee, which is responsible for administering the PIP, did not meet in fiscal 1994.

  The Company's Nominating Committee currently consists of non-employee directors Hay (Chairperson), Bratter, Egbert and Livingston and employee director Barbakow, all of whom were also members during fiscal 1994. The Nominating Committee, which is responsible for making recommendations to the Board regarding the qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, the director selection process, the tenure of Board members and the size, composition and committee structure of the Board, met two times in fiscal year 1994. Nominations by shareholders will be considered by the board if written information concerning the proposed nominee, including the proposed nominee's name, biographical information and signed consent to be nominated and to serve if elected, is submitted to the Secretary of the Company on or before April 28, 1995.

  The Company's Ethics and Quality Assurance Committee, which was created in July of 1992, currently is comprised of non-employee directors Schweiker (Chairperson), Hay and Livingston and employee director Focht. During fiscal year 1994, non-employee directors Bratter and DeWald also served as members of the committee until September 29, 1993 when they resigned from the committee.

The purpose of the committee is to recommend policies and procedures that will help cause the Company and its employees to act in accordance with high ethical standards and deliver high quality medical care to the public. The committee met three times in fiscal year 1994.

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, the Reporting Persons) to file certain reports on Forms 3, 4 and/or 5 describing ownership and changes in ownership in the Company's registered equity securities. Based solely on a review of the Forms 3 and 4 (and amendments thereto) furnished to the Company during fiscal year 1994, the Forms 5 (and amendments thereto) furnished to the company with respect to fiscal year 1994 and written representations from the Reporting Persons that no Forms 5 were required, the Company believes that all filings required by Section 16(a) of the Exchange Act were made in a timely fashion except that one Form 4, reporting a sale of shares with respect to which a Form 144 had been filed, was not filed on a timely basis for Mr. de Wetter. The Company inadvertently failed to file that Form 4 on behalf of Mr. de Wetter. The transaction subsequently was reported when his Form 5 for fiscal year 1994 was filed.

                           REMUNERATION OF DIRECTORS

  Directors Bratter, DeWald, de Wetter, Egbert, Hay, Korn, Livingston, and Schweiker, NME's non-employee directors during fiscal 1994, each received $30,000 as a retainer fee during the fiscal year ended May 31, 1994 for serving on the Board, as well as an attendance fee of $900 for attending each Board meeting. In addition, each non-employee director received $1,000 for attending each meeting of the respective committee(s) of which he or she was a member. In addition, commencing October 1, 1993, Mr. de Wetter received $1,000 per month for serving as an advisor to the Compensation Committee pursuant to a one-year consulting agreement. Mr. Bedrosian and Ms. Heckendorn became entitled, by virtue of changes in their status, to a pro-rata portion of the Board retainer fee from September 24, 1993 and August 16, 1993, respectively, to May 31, 1994 and the attendance fee for each Board and committee meeting each attended after such dates. Mr. Bedrosian received payment for such fees. Ms. Heckendorn, who disputes the Company's position that she resigned from her employment with the Company on August 16, 1993, and asserts that her employment with the Company was terminated by the Company on that date, until recently had refused to accept the Board retainer fee or attendance fees paid to non-employee directors. Ms. Heckendorn recently requested that such fees be paid to her retroactively to August 16, 1993, but continues to assert that her employment with the Company was terminated by the Company and that she did not resign from her employment with the Company. The Company is considering her request.

  Each committee Chairperson received $4,000 during the fiscal year for each committee chaired by him or her. Directors also are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

DIRECTORS RETIREMENT PLAN

  NME has a Board of Directors Retirement Plan (the "Directors Retirement Plan") for non-employee directors. The Company believes that the Directors Retirement Plan enables NME to attract and retain non-employee directors who render necessary and important services to NME. During fiscal 1994, the following non-employee directors participated in the Directors Retirement Plan:
Bratter, DeWald, de Wetter, Egbert, Hay, Korn, Livingston, Schweiker, Stever, and Martinson. During the fiscal year, the participation of Mr. Stever ended when he chose not to seek reelection at the 1993 Annual Meeting and the participation of Dr. Martinson ended when he resigned from the Board at the 1993 Annual Meeting. Mr. Stever and Dr. Martinson, however, currently are receiving the benefits under the Directors Retirement Plan they earned while they were directors of the Company. Mr. Bedrosian and Ms. Heckendorn are eligible to participate in the Directors Retirement Plan but have not entered into agreements to do so.

  Under the Directors Retirement Plan, the Company is obligated to pay to the non-employee director an annual normal retirement benefit for a period of 10 years upon the director's retirement. The director's interest in the retirement benefit becomes partially vested after five years of service as a non-employee director and fully vested after 10 years of service as a non-employee director (counting only years of service from January 1, 1985, for directors retiring prior to age 65 and all years of service for directors retiring at age 65 or older so long as such director has served at least ten years as a non-employee director). The retirement benefit paid shall be in an amount equal to the lesser of (i) the director's Final Annual Board Retainer, and (ii) $25,000, increased by a compounded rate of six percent per year from 1985 to the director's termination of service. "Final Annual Board Retainer" is defined under the Directors Retirement Plan as the annual retainer paid to the director for service on NME's Board (excluding fees paid for individual Board or committee meetings or for serving as a committee chair) at the time of the termination of the director's service on the Board.

  Normal retirement benefits, with certain adjustments, are paid to participants whose services are terminated for any reason other than death prior to normal retirement, so long as the participant has completed at least five years of service. In the event of the death of any participant, before or after retirement, the normal retirement benefit will be paid to his/her surviving spouse or eligible children under the age of 21. In the event of a "Change of Control" (as defined below) of NME followed by a participant's termination as a director of NME or a participant's failure to be re-elected as a director upon the expiration of his/her term in office, participants under the Directors Retirement Plan will be deemed fully vested without regard to years of service and shall be entitled to receive full normal retirement benefits.

  A "Change of Control" is deemed to have occurred under the Directors Retirement Plan if (a) any person (as defined in Sections 13(c) and 14(d)(2) of the Exchange Act) becomes the beneficial owner directly or indirectly of 30% or more of the combined voting power of the Company's then outstanding securities or (ii) during any two-year period individuals who at the beginning of such period constitute the Company's Board cease for any reason other than death or disability to constitute at least a majority of the Board.

  The Directors Retirement Plan was amended in fiscal year 1994 to permit participation by former employees who are directors, with years of service measured from the date on which the director's employment with the Company terminates. Non-employee directors Livingston, de Wetter, Bedrosian and Heckendorn previously were employed by the Company and are eligible to receive benefits under the Company's Supplemental Executive Retirement Plan (the "SERP") which is described on page 16.

DIRECTORS LIFE INSURANCE PROGRAM

  The Company provides a Directors Life Insurance Program (the "Program") for all directors who elect to participate in the Program. The Company believes that the Program enables it to retain the services of its existing directors and to attract highly qualified directors.

  Under the Program, the Company is willing to enter into split dollar life insurance agreements with an owner designated by a director providing for the purchase of joint life, second to die, life insurance policies insuring the lives of the director and another person designated by the director. The amount of insurance to be purchased will be sufficient to provide a death benefit up to $1,000,000 to beneficiaries to be designated by the owner and to allow the Company to recover the premiums it has paid to keep the policies in force until the deaths of both the director and the designated other person. The owner will pay the cost of pure term insurance and the Company will pay the balance of the premiums, which will be paid over seven years if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate.

  The Program is administered by the Compensation Committee, members of which may be participants under the Program. As of July 31, 1994, life insurance policies had been purchased by the owners on the lives of directors Bedrosian, Bratter, de Wetter, Egbert, Focht, Hay, Korn and Livingston and their respective designated other person. Directors Barbakow, DeWald, Heckendorn and Schweiker do not participate in the Program.

DIRECTOR RESTRICTED SHARE PLAN

  In 1991, the shareholders approved the Director Restricted Share Plan (the "Restricted Plan"). The Restricted Plan replaced the Director Stock Option Plan approved by the shareholders in 1985 (the "1985 Director Plan"). Although the 1985 Director Plan was terminated upon the effectiveness of the Restricted Plan, Options previously granted under the 1985 Director Plan remain in effect. Subject to the approval of the shareholders, the Company intends to replace the Restricted Plan, described below, with the 1994 Directors Stock Option Plan (the "DSOP") discussed on page 33. The Company believes that the DSOP will be more effective in providing non-employee directors with an interest in common with the interest of the Company's shareholders. Although the Restricted Plan will terminate upon the approval of the DSOP by the Company's shareholders, restricted shares previously granted under the Restricted Plan will remain in effect.

  Only those directors who are not employees of NME are eligible to participate in the Restricted Plan. Such directors are not eligible to participate in the Company's 1991 Stock Incentive Plan. Under the Restricted Plan, each participant is to receive 5,400 restricted shares on the last Thursday of October of each year. The Board, however, unanimously agreed to suspend the fiscal year 1994 grant of restricted shares under the Restricted Plan. The aggregate number of shares of NME common stock that may be issued or transferred under the Restricted Plan is 1,500,000 shares. The shares awarded vest in equal annual installments over a period of three years, commencing one year after the date of grant. Each participant shall have the right to vote the shares and to receive dividends on the shares. In the event of a director's retirement, the award will vest in accordance with its terms. In the event of a director's death or total disability, the award will be fully vested.

  In the event of any future change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the number and kind of shares subject to then-outstanding awards as well as to the maximum number and kind of shares available for future awards.

  The Restricted Plan provides for all awards then outstanding under the plan to fully vest without restrictions in the event of certain conditions, including a dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company as a result of which NME is not the surviving corporation or a takeover bid or tender offer, not approved by the Company's Board, pursuant to which 20% or more of the outstanding securities of the Company is acquired.

  In order to induce Mr. Korn to join the Board in April 1993, he was promised 5,400 restricted shares. Since the Board unanimously agreed to suspend the fiscal year 1994 grant of restricted shares, Mr. Korn did not receive his 5,400 shares. In fiscal year 1994, the Board compensated Mr. Korn for not receiving the 5,400 restricted shares by paying him a one-time cash award of $60,750, the value of 5,400 shares of NME stock on the date of the award.

                    MANAGEMENT AND CERTAIN SECURITY HOLDERS

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table summarizes the compensation paid by the Company for fiscal years 1994, 1993 and 1992 to the person acting as Chief Executive Officer at May 31, 1994, and the four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                      ANNUAL COMPENSATION                                LONG TERM COMPENSATION
- ----------------------------------------------------------------  -------------------------------------
                                                                           AWARDS             PAYOUTS
                                                                  ------------------------- -----------
        NAME AND                                       OTHER       RESTRICTED   SECURITIES               ALL OTHER
       PRINCIPAL                                    ANNUAL COM-      STOCK      UNDERLYING     LTIP      COMPENSA-
        POSITION         YEAR SALARY (1) BONUS (1) PENSATION (2)   AWARDS (3)   OPTIONS (4) PAYOUTS (5) TION (2)(6)
       ---------         ---- ---------- --------- -------------  ------------  ----------- ----------- -----------
Barbakow(7)............. 1994  $850,000  $892,500  $110,000(8)    $         --   2,098,000    $    --     $3,647
CEO and                  1993        --        --            --             --          --         --         --
 Chairman                1992        --        --            --     61,425(9)           --         --         --
Focht................... 1994   535,000   483,750    105,060(10)  1,443,750(11)    259,000     12,180     29,320
President                1993   510,000   198,900           (12)            --      70,000    116,343     33,145
 and COO                 1992   475,000   328,950            --             --     200,000    136,018         --
Schochet................ 1994   400,000   300,000    269,208(13)            --     104,000     53,625     24,053
EVP and President and    1993   400,000   210,667    265,911(13)    154,688(14)     20,625     72,591     21,316
 COO of NME              1992   346,667   189,239            --     245,438(14)     76,500     60,285         --
 Hospital Division
Banowsky................ 1994   326,300   244,725           (12)            --      78,000         --     18,344
EVP                      1993   328,300    81,575           (12)            --      30,000     59,198     19,149
                         1992   310,000    93,000            --             --     120,000     79,986         --
Mathiasen............... 1994   299,408   224,556           (12)            --      73,000         --     14,159
SVP and CFO              1993   244,300    67,183           (12)    168,750(14)     22,500     30,656     13,611
                         1992   202,700    83,444            --     267,750(14)    118,000     33,858         --

- --------
(1) Includes compensation deferred at the election of an executive.
(2) In accordance with the transition rules of the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation have not been included for fiscal year 1992.
(3) As of May 31, 1994, the number and value of the aggregate restricted stock holdings and aggregate restricted unit holdings of the named executive officers were as follows:

                                             RESTRICTED STOCK  RESTRICTED UNITS
                                             ---------------- ------------------
                                             NUMBER   VALUE   NUMBER    VALUE
                                             ------ --------- ------- ----------
     Barbakow...............................  5,400 $ 88,425        0  $       0
     Focht.................................. 28,580  467,998  150,000  1,443,750
     Schochet............................... 12,000  196,500   19,250    184,938
     Banowsky...............................      0        0        0          0
     Mathiasen.............................. 12,000  196,500   21,000    201,750

     Dividends or dividend equivalents are paid on all of the restricted shares and restricted units held by the named executive officers when and if dividends are paid on the Company's common stock.

 (4) Option totals reflect two-for-one stock split effective August 16, 1991.

(5) The Company did not meet its pre-established return on equity threshold for the three-year period ended in fiscal year 1994 and consequently no awards were paid except to executive officers who had responsibility for an operating division during a portion of the three-year period. The Hospital Division met its threshold of aggregate pre-tax income for such three-year period and consequently those executive officers who had responsibility for the Hospital Division during some portion of the three-year period received a pro-rata portion of the 50% of their awards earned based on the pre-established formula for the Hospital Division. The Company did not meet its pre-established return on equity threshold for the three-year period ending in fiscal year 1993 and consequently Long Term Incentive Payments for such period were made at the discretion of the Compensation Committee.

(6) The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching company contributions to the NME Retirement Savings Plan, a 401(k) savings plan, (ii) matching company contributions to the Deferred Compensation Plan, which exists because the Internal Revenue Service limits the amount that may be deferred under the NME Retirement Savings Plan, (iii) certain amounts in respect of life insurance and disability insurance policies available under the SERP, (iv) certain amounts in respect of joint life, second to die whole life insurance available under the Company's Directors Life Insurance Program, and (v) certain amounts in respect of a personal catastrophic liability insurance policy available to the named executive officers, as follows:

                                   BARBAKOW  FOCHT  SCHOCHET BANOWSKY MATHIASEN
                                   -------- ------- -------- -------- ---------
   NME Retirement Savings Plan....  $    0  $ 5,200 $ 7,378   $7,077   $8,171
   Deferred Compensation Plan.....       0   19,145  12,979    6,937    3,146
   Life and Disability Insurance
    Under SERP....................   3,127    4,355   3,176    3,490    2,322
   Directors Life Insurance Pro-
    gram..........................       0      100       0      320        0
   Personal Catastrophic Insur-
    ance..........................     520      520     520      520      520

(7) Mr. Barbakow became CEO and President of the Company effective June 1, 1993. Effective July 28, 1993, Mr. Barbakow was elected Chairman of the Board, at which time he relinquished the office of President. Prior to June 1, 1993, Mr. Barbakow served as a non-employee director of the Company. Consequently, compensation information for Mr. Barbakow for the fiscal years 1993 and 1992 is not included in this table.

(8) Total includes $43,700, the incremental cost to NME attributable to Mr. Barbakow's personal use of the Company aircraft.

(9) Mr. Barbakow, who was a non-employee director of the Company prior to becoming CEO effective June 1, 1993, was granted 5,400 restricted shares in each of fiscal years 1991 and 1992 under the Restricted Plan described on page 11. Those restricted shares vest in equal annual installments over a period of three years, commencing one year after the date of grant.

(10) Total includes $69,355, the incremental cost to NME attributable to Mr. Focht's personal use of the Company aircraft.

(11) This amount represents the value on the date of grant of a grant of restricted units. The restricted units vest at the end of three years. Upon vesting, a cash amount equivalent to the lesser of (i) the value of the Company's common stock on the date of grant or (ii) the value of the Company's common stock on the last day of the vesting period, shall be paid with respect to each restricted unit held by Mr. Focht.

(12) No such compensation was paid other than perquisites, which have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(13) Total includes $255,544 attributable to certain amounts paid to Mr. Schochet in connection with his move to California at the request of the Company. In order to induce Mr. Schochet to move from Tampa, Florida to become the Executive Vice President and Chief Operating Officer of NME's Hospital Division in Santa Monica, California in 1991, NME agreed to pay Mr. Schochet $21,295 per month for 72 months to compensate him for the higher cost of housing in California and the fact that California has an income tax while Florida does not. In fiscal year 1994, Mr. Schochet and the Compensation Committee agreed to amend that arrangement by reducing the amount of the monthly differential compensation to $4,000 upon the sale by Mr. Schochet of his Santa Monica, California home and agreeing that NME will reimburse Mr. Schochet for the selling costs and after-tax loss, if any, upon the sale of the home (grossed up, in each case, for the tax effect of such reimbursement); provided, however, that if Mr. Schochet receives such reimbursement and voluntarily terminates his employment with NME within 36 months of receiving such reimbursement, Mr. Schochet must reimburse NME for a pro rata portion of such reimbursement.

(14) This amount represents the value on the date of grant of a grant of restricted units. The restricted units vest in equal annual installments over a period of three years, commencing one year after the date of grant. Upon vesting, a cash amount equivalent to the lesser of (i) the value of the Company's common stock on the date of grant or (ii) the value of the Company's common stock on the last day of the vesting period shall be paid with respect to each restricted unit held by the named executive officer.

     In addition, for every two restricted units granted in fiscal year 1992 ("1992 Units") that vest, three Options granted on August 19, 1991 ("1991 Options") will be canceled. For every three 1991 Options that are exercised, two 1992 Units and two Options granted on May 18, 1992 will be canceled. For every restricted unit granted in fiscal year 1993 ("1993 Units") that vests, one 1991 Option will be canceled. For every 1991 Option that is exercised, one 1993 Unit and one Option granted on April 27, 1993 will be canceled.

OPTION GRANTS

  The following table sets forth information concerning Options granted to the named executive officers in fiscal year 1994.

                       OPTION GRANTS IN FISCAL YEAR 1994

                                INDIVIDUAL GRANTS
                --------------------------------------------------
                 NUMBER OF   % OF TOTAL
                  SHARES      OPTIONS
                UNDERLYING   GRANTED TO EXERCISE                    GRANT DATE
                  OPTIONS    EMPLOYEES    PRICE      EXPIRATION      PRESENT
NAME            GRANTED($)    IN FY94   ($/SHARE)       DATE          VALUE
- ----            -----------  ---------- --------- ---------------- ------------
Barbakow...... 2,000,000(1)    38.9     $ 9.50        June 1, 2003  $7,828,000
                  98,000(2)     1.9      11.625   December 1, 2003     421,400
Focht.........   200,000(3)     3.9       9.625    October 1, 2003     684,000
                  59,000(2)     1.1      11.625   December 1, 2003     253,700
Schochet......    70,000(4)     1.4      11.625   December 1, 2003     301,000
                  34,000(2)     0.7      11.625   December 1, 2003     144,200
Banowsky......    50,000(4)     1.0      11.625   December 1, 2003     215,000
                  28,000(2)     0.5      11.625   December 1, 2003     120,400
Mathiasen.....    50,000(4)     1.0      11.625   December 1, 2003     215,000
                  23,000(2)     0.4      11.625   December 1, 2003      98,900

- --------
(1) The Options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant (June 1, 1993), vest in equal portions over three years from the date of grant and expire ten years from the date of grant.

(2) The Options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant (December 1, 1993), vest on May 31, 1996, and expire 10 years from the date of grant. These Options were granted in lieu of the Company granting new LTIP cash award opportunities for the three-year period ending May 31, 1996.

(3) The Options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant (October 1, 1993), vest in equal portions over three years from the date of grant and expire ten years from the date of grant.

(4) The Options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant (December 1, 1993), vest in equal portions over three years from the date of grant and expire ten years from the date of grant.

(5) These values were established using standard Black-Scholes stock option valuation models. The assumptions used to calculate the Grant Date Present Value of all option shares granted during fiscal year 1994 were as follows:

                                              GRANT DATE/EXPIRATION DATE
                                   ---------------------------------------------
                                   6-1-93/6-1-03 10-1-93/10-1-03 12-1-93/12-1-03
                                   ------------- --------------- ---------------
   Expected Volatility............     .359           .352            .345
   Risk Free Rate of Return.......      7.0%           7.0%            7.0%
   Dividend Yield.................      2.7%           3.1%            3.6%
   Time of Exercise...............   10 Years       10 Years        10 Years
                                   From the Date  From the Date   From the Date
                                      of Grant       of Grant       of Grant

  The Expected Volatility is the average of quarterly data drawn from the five years preceding the date of grant. The Risk Free Rate of Return is the approximate yield on a 10-year bond on the date of grant. The Dividend Yield is the average of quarterly dividend yields during the five years preceding the date of grant including one quarter in which no dividend was paid. The Time of Exercise is the maximum exercise period for each grant. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions of the Options, all of which would reduce the value if factored into the calculation.

  The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee Options. The value ultimately realized, if any, will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES

  The following table sets forth information concerning Options exercised by each of the named executive officers in fiscal year 1994 and unexercised Options held by each of them as of May 31, 1994.

         OPTION EXERCISES IN FISCAL YEAR 1994 AND YEAR-END VALUE TABLE

                                                     NUMBER OF            VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                           SHARES     VALUE         AT 5/31/94                AT 5/31/94(1)
                         ACQUIRE  ON REALIZE -------------------------- -------------------------
NAME                     EXERCISE($)   ($)   EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ----------- ------- -----------  ------------- ----------- -------------
Barbakow................           0  $    0         0        2,098,000  $       0    $14,215,500
Focht...................           0       0   861,855(2)       372,334    528,475      1,759,149
Schochet................           0       0   114,397(2)       163,250     99,259        624,281
Banowsky................           0       0   788,213(2)       138,000    408,146        425,740
Mathiasen...............           0       0   161,456(2)       127,334    151,443        488,875

- --------
(1) The closing price of the Company's common stock on May 31, 1994, was $16.375.
(2) This figure includes exercisable investment options purchased under the PIP entitling Messrs. Focht, Schochet, Banowsky and Mathiasen to purchase debentures which in turn are convertible in two steps into 698,213, 39,897, 698,213 and 99,744 shares, respectively, of the Company's common stock.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The SERP provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life.

  At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the ten years preceding retirement; (ii) the number of years of service to the Company to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25 percent upon becoming a participant to 100 percent at the beginning of the sixth year following enrollment); (iii) a vesting factor; and (iv) a percentage factor not to exceed 2.7% reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is adjusted in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). The SERP was amended in fiscal year 1994 to provide for lump sum distributions in certain circumstances and subject to certain limitations.

  "Earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and non-cash compensation. For purposes of the SERP, Earnings may not increase at a rate in excess of 8% per annum measured from the participant's Earnings at his or her plan entry date, or, for participants who are regular full time employees actively at work on April 1, 1994 with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, the Earnings of such participant on April 1, 1994. The provision allowing Earnings to be measured from April 1, 1994 for certain employees was added by amendment in fiscal year 1994 to correct certain inequities that existed due to different participants becoming eligible under the SERP on different dates.

  In the event of a "Change of Control" (as defined below) of the Company, participants will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to full retirement benefits without reduction on or after age 60. In addition, in fiscal year 1994, the SERP was amended to provide that if a participant is a regular full time employee actively at work on April 1, 1994 with the corporate office or a division or a subsidiary which has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and is terminated without cause or voluntarily terminates his employment following the occurrence of certain events (defined below as a "Constructive Termination") within two years of a Change of Control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to full retirement benefits without reduction on or after 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "Earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude any cash bonus paid under the Company's LTIP and other cash and non-cash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company is waived. Finally, in no event shall
(x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Code, when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a Change of Control, exceed an amount equal to 299% of the participant's "base amount" as that term is defined in Section 280G of the Code.

  A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of 20% or more of the Company's common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board. The following events are defined herein to constitute a "Constructive Termination":
(1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan bonus payment other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office.

  In 1994, the Company established the 1994 NME Supplemental Executive Retirement Plan Trust (the "SERP Trust") for the purpose of securing the Company's obligation to make distributions under the SERP. The SERP Trust is a "rabbi trust" and initially will be funded with 1,000,000 shares of the Company's common stock. The SERP Trust will make payments required to be made to SERP participants and their beneficiaries under the SERP, in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the SERP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control of the Company, the Company is required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant and/or beneficiary of the SERP, on a pre-tax basis, the benefits to which the participant or the beneficiary would be entitled pursuant to the terms of the SERP as of the date on which the Change of Control occurred.

  The following table presents the estimated maximum annual retirement benefits payable on a straight-life annuity basis to participating executives under the Company's SERP in the earnings and years of service classifications indicated. The benefits listed are subject to reduction for projected benefits from the NME Employees Retirement Savings Plan, the related Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

                               PENSION PLAN TABLE

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                         ESTIMATED ANNUAL RETIREMENT BENEFIT
                                            FOR YEARS OF SERVICE INDICATED
                                      --------------------------------------
                                                                      25
REMUNERATION                          10 YEARS 15 YEARS  20 YEARS  YEARS(1)
- ------------                          -------- --------- --------- ---------
$  100,000........................... $ 27,000 $  40,500 $  54,000 $  54,000
$  300,000...........................   81,000   121,500   162,000   162,000
$  500,000...........................  135,000   202,500   270,000   270,000
$  700,000...........................  189,000   283,500   378,000   378,000
$  900,000...........................  243,000   364,500   486,000   486,000
$1,100,000...........................  297,000   445,500   594,000   594,000
$1,300,000...........................  351,000   526,500   702,000   702,000
$1,500,000...........................  405,000   607,500   810,000   810,000
$1,700,000...........................  459,000   688,500   918,000   918,000
$1,900,000...........................  513,000   769,500 1,026,000 1,026,000
$2,100,000...........................  567,000   850,500 1,134,000 1,134,000
$2,300,000...........................  621,000   931,500 1,242,000 1,242,000
$2,500,000...........................  675,000 1,012,500 1,350,000 1,350,000
$2,600,000...........................  702,000 1,053,000 1,404,000 1,404,000

- --------
(1) The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

  As of May 31, 1994, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Barbakow, 1.00 year; Mr. Focht, 16.17 years; Mr. Schochet, 14.88 years; Mr. Banowsky, 16.51 years, and Mr. Mathiasen, 8.65 years.

  The Company has purchased insurance policies on the life of each participant, the purpose of which is to reimburse the Company, based on actuarial calculations, for amounts to be paid to such participant under the SERP over the course of the participant's retirement (assuming that its original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Mr. de Wetter, who served as an Executive Vice President of NME from 1979 through 1989, was Chairperson of the Compensation Committee of the Board until September 29, 1993, when he resigned from the committee.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION POLICIES

  The Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board is responsible for establishing and interpreting the Company's compensation policies and making compensation decisions. The Compensation Committee is composed entirely of non-employee directors. The Compensation Committee considers a director to be a non-employee director if the director (a) has not been employed by the Company in an executive capacity during the five years prior to appointment to the Compensation Committee, (b) is not employed by a significant customer or supplier, (c) is not employed by a charitable organization that receives significant contributions from the Company, (d) is not related to any executive, (e) does not have a personal service contract with the Company, (f) is not a member of a company that is one of the Company's significant advisors or consultants, and (g) does not have a business relationship required to be disclosed under "Related Party Transactions" in the Company's Proxy Statement.

  The Compensation Committee has retained a nationally-recognized compensation consulting firm that assists the Compensation Committee in formulating its compensation policies, applying those policies to the compensation of the Company's executives and advising the Compensation Committee as to the form and reasonableness of compensation paid to executives. For purposes of this report, the term "executives" refers to the executive officers of the Company.

  Fiscal year 1994 represented a period of substantial change for the Company. The Company's new management team achieved a remarkable turnaround over the last year. The Company's stock price rose from $9.50 per share on June 1, 1993, when Jeffrey Barbakow became the new Chief Executive Officer, to $16.375 on May 31, 1994. During fiscal year 1994, management either resolved or reached agreement to resolve substantially all of the unusual legal proceedings facing the Company at the beginning of the fiscal year. During the year management decided to focus on NME's core business of domestic and international general hospitals and by the end of the year the Company had sold substantially all of its rehabilitation hospitals and was in the process of selling substantially all of its psychiatric hospitals.

  In the transitional environment described above, the Compensation Committee's decisions on executive compensation were guided by the compensation policies established during fiscal year 1993, adjusted as necessary to meet the changing conditions of the Company and the health care industry.

  The Company's compensation policy balances the need for executive compensation to reflect the Company's current financial and common stock price results with the Company's need to attract, motivate and retain qualified executives who can maximize long-term shareholder returns in the rapidly-changing health care industry. In fiscal year 1994, over 80% of the total compensation opportunities for the named executive officers as a group and the executive officers as a group were "at risk" based on (i) the price of the Company's common stock, (ii) the Company meeting its financial goals, quality-of-care and service goals and (iii) the executives meeting pre-established corporate and/or individual objectives.

  The Compensation Committee recognizes that a variety of circumstances may influence an individual's or the Company's performance at any given time. Accordingly, the Compensation Committee is prepared to use its judgment to make discretionary awards or adjustments to plans when it believes that doing so would serve the long-term interests of the Company's shareholders.

BASE SALARY AND ANNUAL INCENTIVE PLAN

  The Compensation Committee believes that the Company's executives should be rewarded in the short-term for their contributions to the Company's attaining annual financial and quality-of-care and service goals and their attaining annual corporate and/or individual objectives.

  When setting the appropriate level of total annual cash compensation opportunities available to the Company's executives for fiscal year 1994, the Compensation Committee compared such opportunities primarily with the total annual cash compensation paid, according to the then most-recently available information, by the Company's peer companies to their executives, after adjusting for relative size (in terms of net operating revenues). The peer group used for this comparison was the peer group shown in the Common Stock Performance Graph in the Company's 1993 proxy statement, and which, as adjusted for mergers and acquisitions, is shown in the Common Stock Performance Graph on page 26. The Compensation Committee makes such comparison with its peer companies because the Company believes that it is primarily with its peer companies that the Company must most effectively compete for qualified and experienced executives.

  For fiscal year 1994, the Compensation Committee established a base salary and target annual incentive structure designed to position total cash compensation opportunities for the executives in the broad middle range of that paid by the peer companies, taking into account their relative sizes based on net operating revenues. The Compensation Committee also compared total cash compensation opportunities to that paid by general industry for similar positions at similarly-sized companies, based on net operating revenues, and set total compensation opportunities in the broad middle range of that paid by those companies.

  In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to the Company's success, the executive's expected future contributions, how long the executive has held the current position, the executive's vulnerability to recruitment by other companies, the executive's expected future position and expected increases in base salaries at health care companies generally.

  Salaries for certain executive officers also were adjusted during fiscal year 1994 to reflect additional duties and responsibilities taken on by those executives as part of the management reorganization of the Company. Mr. Barbakow's base salary of $850,000 was established prior to his employment as Chief Executive Officer on June 1, 1993, under his employment arrangements described on page 27. Mr. Barbakow received no salary increase during fiscal year 1994.

  Salary increases for executive officers, all of which were due to promotions or an executive taking on additional responsibilities, were based upon the above-described policy of establishing total cash compensation around the broad middle range of the competitive peer group and general industry for similar positions.

  The Company's Annual Incentive Plan ("AIP") rewards an executive with a cash award equal to a percentage of the executive's base salary, based on the extent to which (a) the Company meets pre-established financial goals, the measure of which in fiscal year 1994 was the Company's operating divisions' targeted aggregate pre-tax income before non-recurring activity ("Divisional Pre-Tax Income") for the fiscal year, (b) the Company achieves its quality-of-care and service goals (measured in fiscal year 1994 by patient satisfaction at the Company's general, psychiatric and rehabilitation hospitals, compliance with specified procedures and professional standards at the Company's psychiatric hospitals and patient improvement at the Company's psychiatric and rehabilitation hospitals), and (c) the executive meets pre-established corporate or individual performance goals. Each executive's individual objectives are set jointly by the executive and the executive's supervisor. Personal goals, if any, for the Chief Executive Officer are approved by the Compensation Committee. Individual objectives relate to an executive's business objectives. The weight given to each of the three factors is approved annually by the Compensation Committee and the weight given to each factor may vary for each participant based on decision-making authority and ability to directly affect financial performance. No AIP award may be paid except at the discretion of the Compensation Committee if the Company fails to meet the threshold (which for fiscal year 1994 was 85% of Divisional Pre-Tax Income) set in advance by the Compensation Committee. The Compensation Committee also has the authority to pay discretionary awards if formula-based minimum financial or quality-of-care and service goals are not met.

  When the Company's financial performance exceeds planned levels and/or an executive's individual performance goals are exceeded, the executive is rewarded with a larger-than-targeted cash award. When the Company's financial performance is below planned levels (but above the pre-established threshold) and/or an executive's individual performance goals are not met, annual incentive awards are paid at less-than-targeted levels.

  For fiscal year 1994, the Compensation Committee met on October 26, 1993, and determined that, in light of the significant challenges then facing the new management team and the Company, shareholder value would most effectively be enhanced by the Company's executive officers focusing on, and rewarding their achievement of, the following specific goals (with no particular weight being assigned to any such goal), which (except for number 3 below) are different from the fiscal year 1994 AIP goals applicable to other participants (described above):

  1. Resolution of the unusual litigation.
  2. Resolution of the Justice Department investigations.
  3. Attainment of operating divisions' targeted aggregate pre-tax income before non-recurring activity.
  4. Maintenance of supportive banking relationships.
  5. Realignment of operations to focus on core business.
  6. Achievement of quality-of-care and service goals.

  Further, the Compensation Committee determined that it would use its discretion under the terms of the AIP to judge the achievement of these goals and determine the percentage of target awards to be paid.

  Immediately prior to the close of fiscal year 1994, the Compensation Committee met several times to review information on the achievement of each of the above corporate goals, and determined that the threshold had been met and all goals had been substantially met or exceeded. The Compensation Committee's judgment was that the management team had done an outstanding job in managing the Company through its difficulties and enhancing shareholder value. It determined that executive officer AIP awards generally should be paid at 150% of target levels to reflect this performance. In considering the award for Mr. Barbakow, the Compensation Committee considered both the achievement of the above-described corporate goals and Mr. Barbakow's performance of the following individual goals (with no particular weight being assigned to any such goal), approved by the Compensation Committee on November 1, 1993, and decided to pay Mr. Barbakow's an annual incentive award of $892,500, which is at the same 150% of target level:

  1. Changing the corporate culture.
  2. Strengthening the balance sheet to optimize shareholder value.
  3. Building a strong management team.
  4. Reducing costs.
  5. Strengthening corporate governance by restructuring the Board.
  6. Strengthening the business focus of the Company.
  7. Developing and implementing a strategic plan.

  As a result of this award for above-target fiscal year 1994 performance, the total cash compensation paid to Mr. Barbakow for fiscal year 1994 was in the upper quartile of total cash compensation paid to chief executive officers of the Company's peer companies.

LONG-TERM INCENTIVE PLAN AND STOCK INCENTIVE PLAN

  The Compensation Committee's long-term compensation goal is to provide the Company's executives with an interest in common with that of the shareholders and an incentive to enhance the

Company's long-term financial performance, and thus shareholder value. The Compensation Committee's policy with respect to long-term compensation awards in fiscal year 1994 was to consider the practices of not only its peer companies but other companies generally in setting the target award levels because: (1) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value and (2) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Compensation Committee to create incentives for the executives to cause the Company's common stock to be competitive with that of other companies generally rather than only with the stock of the peer companies. The Compensation Committee believes that long-term compensation opportunities generally should be in the broad middle range of such opportunities available at those other companies.

  The Compensation Committee traditionally has implemented its long-term compensation policy through awards under the Long-Term Incentive Plan ("LTIP"), which rewards performance over a three-year period with cash awards, and awards under the Company's 1991 Stock Incentive Plan ("SIP"), which provides longer-term opportunities linked directly to the Company's common stock price.

 Long Term Incentive Plan

  Under the LTIP, an executive is eligible for a cash award equal to a percentage of the executive's total cash compensation when the Company meets pre-established three-year financial goals, the measure of which for the three-year periods ending May 31, 1994 and May 31, 1995, is the Company's average EPS over such three-year periods. In addition, separate ROE thresholds are established by the Compensation Committee for each three-year period for the Company as a whole. Each operating division has a separate three-year threshold defined in terms of the aggregate pre-tax income of that division for the two three-year periods referred to above. The threshold applicable to an executive's LTIP award will be the Company's ROE threshold, unless the executive has responsibilities relating to a specific operating division, in which case the threshold applicable to a portion of the award (normally 50%) will be the Company's ROE threshold and the threshold applicable to the remaining portion of the award will be the operating division's pre-tax income threshold. When financial performance exceeds planned levels, the executive is rewarded with a larger-than-targeted cash LTIP award. When financial performance is below planned levels, LTIP awards will be paid at less than targeted levels. If thresholds are not met, LTIP awards will be paid only at the discretion of the Compensation Committee. The Compensation Committee also has the authority to pay discretionary awards if formula-based minimum EPS is not met.

  The Compensation Committee met in May of 1994 and determined that the ROE threshold established for the Company for the three-year period from June 1, 1991 through May 31, 1994, had not been met, and that no awards should be paid to executive officers who had no responsibility for an operating division during any portion of the three-year measurement period. Three executive officers had responsibility for the Hospital Division's operations during some portion of the three-year measurement period and thus were eligible under the terms of the plan for a pro-rata portion of the 50% of their awards earned based on Hospital Division results. Such awards were paid based on the pre-established formula for the Hospital Division.

  On December 1, 1993, the Compensation Committee reviewed the appropriateness of continuing to make cash LTIP award grants. Targets for the three-year period ending in fiscal year 1996 normally would be set in fiscal year 1994, with the amount earned determined by performance over the three-year period from June 1, 1993 through May 31, 1996. The Compensation Committee determined that the interests of the shareholders would be best served by not granting LTIP cash award opportunities for such three-year period. The Compensation Committee instead granted Options (under the SIP) vesting on May 31, 1996 (the end of such three-year period), thereby providing a direct incentive to the Company's executives to focus on enhancing shareholder value. Although the Compensation

Committee previously had determined that it would not grant Mr. Barbakow or Mr. Focht additional Options as long-term awards under the 1991 Stock Incentive Plan for a period of three years from the dates of Mr. Barbakow's June 1, 1993, and Mr. Focht's October 1, 1993, awards described below, the Compensation Committee determined that, as discussed above, it would be in the interests of the shareholders to grant Mr. Barbakow 98,000 Options and Mr. Focht 59,000 Options, instead of granting the LTIP cash award opportunities for which they were eligible for the three-year period beginning on June 1, 1993. A nationally recognized outside compensation consulting firm determined the number of Options granted to the executives by comparing the present value of the opportunity value of the Options with the present value of the LTIP cash award opportunities that would have been granted for such three-year period. The opportunity value of the Options was calculated by taking the present value of the gain expected upon the exercise of the Options five years from the date of their grant at an assumed rate of appreciation in the price of the Company's common stock. Each of the Options has an exercise price equal to the fair market value of the Company's common stock on the date of grant and expires ten years from the date of grant.

 Stock Incentive Plan

  The Compensation Committee grants stock-based incentive awards to executives under the SIP in order to provide them with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus, shareholder value.

  In weighing the type and amount of SIP award that is appropriate for a given executive, the Compensation Committee may consider such factors as that executive's total compensation, expected future contributions to the Company, current ownership of the Company's common stock and derivative securities, awards previously made, the likelihood of being hired away and ability to influence future financial performance. The Compensation Committee also may consider the performance of the Company's common stock price and whether the health care industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company's common stock price appreciates, so that shareholder value is enhanced, the benefits to the executives will appreciate commensurately. When this is not true, the executives will recognize lower gains or, in the case of certain types of awards such as Options, no gains at all.

  It is the Compensation Committee's current practice to rely primarily on the grant of Options to provide long-term incentives to the executives. The exercise price of Options granted to the executives under the SIP normally will not be less than 100% of the fair market value of the Company's common stock on the date such Option is granted. Options normally will vest ratably over three years and normally will not be exercisable for at least one year after being granted. Options generally will be exercisable during a term of not more than ten years from the date of grant.

  In certain circumstances, the Compensation Committee may grant Restricted Units ("Units"). At the time of granting a Unit, the Compensation Committee will determine the vesting period, normally ratably over three years, and the maximum value thereof, normally the fair market value of a share of the Company's common stock on the date of grant. On the last day of the vesting period for each Unit, a cash amount equal to the fair market value of one share of the Company's common stock on such day, subject to the pre-determined maximum value established at the date of grant, will be paid with respect to such Unit. During the performance or vesting period, the Compensation Committee may provide for cash payments to be paid on each Unit at the times and in the amounts that dividends are paid on shares of the Company's common stock ("dividend equivalents"). In its discretion, the Compensation Committee may provide that one or more Options will expire on the vesting date of one or more Units and/or that one or more Units will expire upon the exercise of one or more Options.

  In evaluating the type and amount of awards to be made under the SIP during fiscal year 1994, the Compensation Committee considered the rapidly-changing health care industry, the management changes that had taken place at the Company and the challenges facing the Company as it focuses on its core business of operating domestic and international general hospitals, as well as awards previously made. The Compensation Committee reaffirmed its policy that long-term compensation opportunity, including the opportunity value of SIP awards and LTIP awards, in general should be in the broad middle range of other companies.

  The Compensation Committee met on December 1, 1993, to consider granting SIP Options (in addition to the Options granted in lieu of setting LTIP target cash awards discussed above) to the then-existing executives (other than Mr. Barbakow and Mr. Focht, since the Compensation Committee determined upon making the grants described below not to make any additional SIP grants to them prior to fiscal year 1996). Grants of Options at the then fair market value were made to all of the executives (other than Messrs. Barbakow and Focht). Such Options vest in equal portions over three years from the date of grant and expire ten years from the date of grant. Such Option awards, when considered together with the LTIP Option awards described above, provide those executive officers with a long-term compensation opportunity in the broad middle range of that available to executive officers holding similar positions in other companies generally.

  As disclosed in the Company's proxy statement for fiscal year 1993, Mr. Barbakow received a grant of 2,000,000 Options with an exercise price of $9.50 (the closing price of the Company's stock on the date of grant) on June 1, 1993 as part of his employment arrangements with the Company. One-third of the Options vested on June 1, 1994, and an additional one-third will vest on each of June 1, 1995 and 1996. As described in more detail under "Employment Agreements" on page 27, the Options will become fully vested and exercisable upon the occurrence of a "Change of Control." As noted above, the Compensation Committee does not intend to make any additional SIP stock option grants (except, if applicable, stock option grants that may be made in lieu of granting LTIP cash award opportunities) to Mr. Barbakow prior to fiscal year 1996.

  On October 1, 1993, the Compensation Committee authorized a special grant of 150,000 Units and 200,000 Options to Mr. Focht. The purpose of this grant was to help ensure the retention of an individual the Compensation Committee judged to be critical to the Company during the difficult transition period described above. In making its judgment, the Compensation Committee considered his unique importance as the senior hospital management executive remaining with the Company, the new duties and responsibilities he had assumed and the risk of erosion of shareholder value if he were to leave the Company at that time. The Units vest at the end of three years and have a maximum value equal to the fair market value of the Company's common stock on the date of grant. During the vesting period, the Compensation Committee has agreed to provide for dividend equivalents to be paid on each Unit when dividends are paid on the Company's common stock. The Options vest one-third per year over three years, expire ten years from the date of grant and have an exercise price equal to the fair market value of the Company's common stock on the date of grant ($9.625). In addition, the Units and Options will vest immediately if Mr. Focht is terminated without cause or constructively terminated. Constructive termination is defined as (a) removing Mr. Focht from the position of President and Chief Operating Officer, (b) reducing his then-current base salary or (c) transferring his principal office to a location outside of Los Angeles, Ventura or Santa Barbara County. As noted above, the Compensation Committee does not intend to make any additional SIP stock option grants (except, if applicable, stock option grants made in lieu of granting LTIP cash award opportunities) to Mr. Focht for three years from the date of grant.

POLICY REGARDING ONE MILLION DOLLAR TAX DEDUCTION CAP

  The Omnibus Budget Reconciliation Act of 1993 generally provides that for fiscal years beginning after December 31, 1993, compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four most highly compensated other executive officers (the "Covered Employees") will not be deductible, unless such compensation is paid according to pre-established performance criteria approved in advance by the shareholders. In addition, awards of Options or stock appreciation rights granted at fair market value under the Company's SIP and the proceeds thereof are not subject to the $1,000,000 cap.

  In fiscal 1994 the Board of Directors approved the 1994 Annual Incentive Plan (the "1994 AIP") upon the recommendation of the Compensation Committee. The 1994 AIP, which will replace the AIP if approved by the shareholders, is described in more detail on page 36. The Committee believes that the 1994 AIP will permit the Company to pay an award to Covered Employees and still deduct the compensation in excess of $1,000,000 from its federal income taxes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). It is the intent of the Compensation Committee that the 1994 AIP and certain awards thereunder ("Code Section 162(m) Awards") satisfy, in the case of participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m). The amount available for awards under the 1994 AIP in any year shall be determined by the Compensation Committee. The aggregate maximum award payable under the 1994 AIP to a Covered Employee with respect to any year is $1,500,000.

  It is the Compensation Committee's policy to administer executive compensation in conformance with the provisions of Code Section 162(m), except where, in its judgment, the interests of the Company and its shareholders are better served by a different approach. A participant who is or may be a Covered Employee may receive an award under the 1994 AIP or other compensation that is not a Code Section 162(m) Award, but such award or other compensation may result in compensation that is not deductible by the Company for federal income tax purposes.

SUMMARY

  The Compensation Committee is committed to attracting, motivating and retaining executives who will help the Company meet the increasing challenges of the health care industry. The Compensation Committee recognizes its responsibility to the Company's shareholders and intends to continue to establish and implement compensation policies that are consistent with competitive practice, are based on the Company's and the executives' performance and permit the Company to attract, motivate and retain executives who will lead the Company in providing quality health care to its patients, competitive returns for its shareholders and challenging employment opportunities for its employees.

  This Report has been provided by the Compensation and Stock Option Committee of the Board of Directors of the Company.

  Bernice Bratter (Chairperson)
  Maurice J. DeWald
  Hon. Lester B. Korn

                         COMMON STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative, five-year total return for NME's common stock compared with the Standard & Poor's 500 Stock Index (which includes NME), the Standard & Poor's Health Care Composite Index (a group of 29 companies, including NME) and a peer group of companies (described below). The Company is pleased by the recovery of its common stock performance since June 1, 1993, when its new management team was put in place.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG NATIONAL MEDICAL ENTERPRISES, INC., S&P 500 INDEX,
                S&P HEALTH CARE COMPOSITE INDEX AND PEER GROUP

Measurement Period         NATIONAL MEDICAL   S&P        S&P HEALTH CARE
(Fiscal Year Covered)      ENTERPRISES, INC.  500 INDEX  COMPOSITE INDEX   PEER GROUP INDEX
- -------------------        -----------------  ---------  ---------------   ----------------
Measurement Pt- MAY, 1989  $100               $100       $100              $100
FYE   MAY-1990             $127.21            $116.51    $126.52           $139.47
FYE   MAY-1991             $164.23            $130.27    $170.33           $177.32
FYE   MAY-1992             $106.75            $143.21    $170.90           $121.73
FYE   MAY-1993             $ 73.65            $159.83    $148.67           $123.24
FYE   MAY-1994             $128.27            $165.20    $146.60           $239.20

  Performance data assumes that $100.00 was invested on June 1, 1989 in NME common stock, the two Standard & Poor's indices and the peer group. The data assumes the reinvestment of all cash dividends, and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

  The peer group is weighted by market capitalization, and consists of:
American Medical Holdings, Inc., Community Psychiatric Centers ("Community"), Continental Medical Systems, Inc. ("Continental"), Healthsouth Rehabilitation Corp. ("Healthsouth"), Humana, Inc., until its spinoff of Galen Health Care, Inc. ("Galen") on March 1, 1993, and Galen thereafter until its acquisition by Columbia-HCA Healthcare Corporation (formerly Columbia Healthcare Corp.) ("Columbia"), on September 1, 1993, and Columbia thereafter. Healthtrust, Inc. was added to the peer group beginning June 1, 1992, following its initial public offering. HCA-Hospital Corporation of America is also included beginning June 1, 1992, following its public offering, until its acquisition by Columbia on February 10, 1994, and was replaced by Columbia thereafter.

  During fiscal 1994, two companies in the peer group, accounting for 60% of the weighted index in that year, Galen and HCA, were acquired by a third, Columbia. Three other companies, Community, Continental and Healthsouth, which together accounted for 14% of the weighted index in fiscal year 1994, are no longer significant competitors of the Company due to the Company's sale of substantially all of its rehabilitation hospitals and the sale or closure of substantially all of its psychiatric facilities in fiscal year 1994.

  Because of the significant changes in the Company's business, the changes in control of a majority of the peer group on a weighted basis and the prospect of continuing changes in the structure and ownership of the Company's competitors, the Company believes that its original peer group index no longer provides a consistent or valid benchmark for its performance. Beginning with this year, the Company will use the Standard & Poor's Healthcare Composite Index (which includes NME) as its peer group. The Healthcare Composite Index currently includes 29 companies engaged in a variety of health care service and product businesses. Because of the number and diversity of component companies, the index is likely to provide a more consistent basis for comparison over a period of several years. The performance of this index also is available to shareholders on a continuing basis from various financial publications.

                             EMPLOYMENT AGREEMENTS

MR. BARBAKOW

  Mr. Barbakow was elected President and Chief Executive Officer of the Company on June 1, 1993. On July 28, 1993, Mr. Barbakow was elected Chairman of the Board and relinquished the position of President to Michael H. Focht, Sr., who was elected President. Mr. Barbakow does not have a formal employment agreement, but the terms of his employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993. His initial annual base salary is $850,000 and he will participate in the Company's AIP, LTIP, pension and other benefit plans. In addition, he will receive the same type of fringe benefits and perquisites that are provided to other executive officers.

  Mr. Barbakow is guaranteed minimum annual bonuses of $500,000 for the fiscal years ending in 1994, 1995 and 1996 if the average closing price of NME's common stock during April and May of those years exceeds $12.00, $13.25 and $14.50, respectively. Mr. Barbakow was paid a bonus of $892,500 for fiscal year 1994. Even if the 1995 common stock price target is not met, the minimum cumulative annual bonuses for the three years will be $1,500,000 if the average closing price of NME's common stock during April and May of 1996 exceeds $14.50. In the event of involuntary termination without cause or "constructive termination" (as such term is described below) of Mr. Barbakow's employment with NME, payment of the foregoing aggregate guaranteed bonus amounts will be accelerated to the extent of the lesser of (i) the product of $1,500,000 multiplied by the fraction of which the numerator is (A) the cumulative number of shares that are vested pursuant to the terms of the "Barbakow Options" discussed below, and the denominator is (B) 2,000,000, or (ii) $500,000, $1,000,000 or $1,500,000 if the average closing price of NME's common stock on the New York Stock Exchange during the sixty days preceding his termination exceeds $12.00, $13.25 or $14.50 per share, respectively. Payment of any guaranteed bonus amounts upon termination will be reduced by the cumulative annual bonuses previously paid to Mr. Barbakow.

  On June 1, 1993, Mr. Barbakow received a grant under the SIP of non-qualified Options for 2,000,000 shares of NME common stock (the "Barbakow Options"). Each of the Barbakow Options has an exercise price of $9.50, which was the closing price of NME common stock on the grant date, and a term of ten years. One-third of the Barbakow Options vested on June 1, 1994, and one-third will vest on each of June 1, 1995 and 1996. In the event of involuntary termination without cause or constructive termination (as such term is defined below) of Mr. Barbakow's employment at any time after a "Change of Control" (as such term is defined below), all 2,000,000 of the Barbakow Options will become fully vested and exercisable as of the date of such termination of employment. In the event of involuntary termination without cause or constructive termination of Mr. Barbakow's employment without a Change of Control, a portion of the Barbakow Options equal to (a) (i) 2,000,000 multiplied by (ii)(A) the number of full months that have elapsed from June 1, 1993 to the date of termination of employment divided by (B) 36 months, minus
(b) the number of shares vested on or before the date of the involuntary termination without cause or constructive termination, but in no event for less than 500,000 shares, will become vested and exercisable as of the date of such termination.

  In addition to the accelerated bonus payments and the accelerated vesting of the Barbakow Options discussed above, in the event of Mr. Barbakow's termination, he will receive the benefits he is entitled to under the Company's pension and other benefit plans and any other benefits that may be approved at such time by the Board.

  "Constructive termination" is defined as voluntary termination of employment by Mr. Barbakow following (i) his removal as Chief Executive Officer of the Company, (ii) a reduction in the annual base salary then paid to him, or (iii) transfer of his principal office to a location outside of Los Angeles, Ventura or Santa Barbara County. A "Change of Control" of the Company is deemed to have occurred if any person (defined to mean an individual, firm, corporation or other entity), alone or together with its affiliates and associates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) becomes the beneficial owner of 20% or more of the general voting power of the Company.

  A special-purpose committee of the Board retained a nationally-recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

MR. BEDROSIAN

  Mr. Bedrosian was employed by the Company under a December 1990 employment agreement through September 24, 1993, when his employment with the Company was terminated by the Company without cause pursuant to the terms of that agreement. A number of items related to the termination of Mr. Bedrosian's employment with the Company and certain terms of Mr. Bedrosian's employment agreement are the subject of litigation between Mr. Bedrosian and the Company and are discussed on page 32.

CONSULTING, SEVERANCE, NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS

  Taylor R. Jenson, who was an executive officer through August 31, 1993, entered into a Consulting and Separation Agreement and General Release with the Company effective September 1, 1993. Under the terms of that agreement Mr. Jenson will remain an employee of the Company through August 1995 and will be a consultant to the Company through August 1998. Mr. Jenson's base salary will be $275,000 through August 1994 and $225,000 from September 1994 through August 1995. His consulting fee will be $155,000 from September 1995 through August 1996, $100,000 per year from September 1996 through August 1998. Mr. Jenson also will receive certain other benefits through the term of the agreement, including being eligible to receive an AIP award through fiscal year 1995.

  Marcus E. Powers, who was General Counsel (and an executive officer) through July 15, 1993, retired from the Company effective July 15, 1993 and entered into a Consulting Agreement and General Release with the Company effective on that date. Under the terms of that agreement, Mr. Powers continued to receive his base salary from the Company through July 14, 1994 and agreed to be a consultant to the Company through July 14, 1998. His consulting fee will be $150,000 from July 15, 1994 through July 14, 1995 and $75,000 from July 15,
1995 through July 14, 1996. In return for Mr. Powers' availability as a consultant during the period July 15, 1996 through July 14, 1998, his SERP benefits have been enhanced by approximately $12,000 per year for so long as his annual benefits under the SERP are payable. He also will be entitled to exercise his PIP investment options in accordance with the terms thereof through their expiration in April 1996 and receive all benefits available to a retiree. In addition, the vesting of certain of Mr. Powers' Options and restricted shares was accelerated to May 31, 1994.

  The duties of two executive officers, William S. Banowsky and Vincent J. Lico, are being consolidated into the duties of remaining positions. Messrs. Banowsky and Lico will remain with NME through August 31, 1994, and October 31, 1994, respectively, following which they will receive separation benefits in the form of salary and benefits continuation for 24 months. At the end of the 24 months Messrs. Banowsky and Lico will be eligible for their retirement benefits.

  On June 28, 1994, the Company entered a Severance Protection Agreement (the "Schochet Agreement") with Barry Schochet, the President and Chief Operating Officer of the Company's Hospital Division. The Schochet Agreement provides that if (a) a Change of Control (which is defined in the Schochet Agreement the same as it is defined in the SERP as set forth on page 17) occurs within two years of the date of the Schochet Agreement, and (b) at any time within the two years following the date of the Change of Control a Constructive Termination (which is defined in the Schochet Agreement the same as it is defined in the SERP as set forth on page 17) of Mr. Schochet's employment with the Company occurs, the Company will pay Mr. Schochet two times his annual base salary then in effect within 30 days after such termination. In the event of a termination of employment under the Schochet Agreement on terms entitling Mr. Schochet to the benefits thereunder, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company is waived. In no event will (x) the total payments under the Schochet Agreement that are deemed to be contingent upon a Change of Control in accordance with Section 280G of the Code, when added to (y) the present value of all other payments that are payable to Mr. Schochet and are contingent upon a Change of Control, exceed an amount equal to 299% of his "base amount" as that term is defined in Code Section 280G and the regulations thereunder.

                           RELATED PARTY TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

  In fiscal year 1994, the Company paid Robert de Wetter, Ph.D., a licensed psychologist, $170,388 for his services as a psychologist to various NME facilities. In addition, Dr. de Wetter was reimbursed $18,714 for expenses. Dr. de Wetter is Peter de Wetter's son. Additionally, in fiscal year 1994 the Company made charitable contributions of $71,750, which accounted for approximately 3.5% of gross revenues, to Senior Health and Peer Counseling. Ms. Bratter is the executive director of Senior Health and Peer Counseling.

INDEBTEDNESS OF MANAGEMENT

  The following table reflects for each person who was at July 31, 1994, an executive officer or director of NME, the largest aggregate amount of indebtedness outstanding at any one time (exceeding $60,000 per individual) to the Company during the period from June 1, 1993, through July 31, 1994, and the amount of indebtedness at July 31, 1994:

                                                        LARGEST
                                                       AGGREGATE      AMOUNT
                                                       AMOUNT OF    OUTSTANDING
                                                      INDEBTEDNESS  ON JULY 31,
 NAME                     CAPACITY IN WHICH SERVED   OUTSTANDING(1)   1993(1)
 ----                     ------------------------   -------------- -----------
 John C. Bedrosian....... Director                     $4,148,016   $4,148,016
 Michael H. Focht, Sr.... Director, President and
                           Chief Operating Officer        745,859      196,483
 Nita P. Heckendorn...... Director                        231,486            0
 Maris Andersons......... Executive Vice President
                           and Treasurer                1,088,074            0
 William S. Banowsky..... Executive Vice President         62,031            0
 Vincent J. Lico......... Executive Vice President        176,454            0
 Raymond L. Mathiasen.... Senior Vice President
                           and Chief Financial
                           Officer                        170,009       65,914

- --------
(1) The nature of the indebtedness, the nature of the transactions in which it was incurred and the interest rate paid or charged thereon are discussed below.

  Except as described below, the amounts shown above consist of principal and accrued interest on (a) full recourse five-year promissory notes bearing interest at rates of 6.5%, 8% and 9% given to purchase NME common stock under the Company's stock option plans and (b) promissory notes given to NME upon its deposit of the optionees' federal and state income taxes under withholding requirements. Shares purchased or vested are pledged as security for these notes. The tax notes bear interest at 8% (except one note at 6.5%) and are payable on or before April 15 of the succeeding calendar year, unless such date otherwise is extended by the Company.

  Mr. Andersons borrowed $850,000 in fiscal year 1993. That loan, which was secured and bore interest at the prime rate until July 1, 1993, at which time the interest rate became prime plus 1%, was repaid in full on July 29, 1994.

  As discussed in more detail on page 32, the Company and Mr. Bedrosian are engaged in litigation over various matters, including the status of loans made by the Company to Mr. Bedrosian. Mr. Bedrosian currently is a director and was Senior Executive Vice President of the Company through September 24, 1993. On January 6, 1992, the Company loaned Mr. Bedrosian $504,405.98 at 6.5% interest. The interest owed on that loan as of May 31, 1994, was $79,687.05. That loan was evidenced by a note and secured by shares of the Company's common stock. In addition, NME loaned Mr. Bedrosian $1,000,000 on October 6, 1992, and $300,000 on March 8, 1993, with interest payable at the prime rate, as that rate may fluctuate from time to time. The interest due on those loans as of May 31, 1994, was $122,757.55. The $1,000,000 loan and the $300,000 loan were made on a demand basis and were secured by previously-granted unvested restricted shares being held by the Company. On May 31, 1994, the Superior Court for the County of Los Angeles granted the Company's motions with respect to Mr. Bedrosian's repayment to NME of all of the principal and interest due with respect to each of the three loans referred to above.

  On March 8, 1990, the Company loaned Mr. Bedrosian $787,239.13 at 9% interest. The interest owed on that loan through May 31, 1994, was $101,553.91. On March 8, 1990, the Company also loaned Mr. Bedrosian $552,915.60 at 8% interest. The interest owed on that loan through May 31, 1994, was $63,400.95. On January 5, 1993, the Company loaned Mr. Bedrosian $543,441.67 at 6% interest.

The interest owed on that loan through May 31, 1994, was $46,282.15. Each of those loans is evidenced by a note and is secured by shares of the Company's common stock. Mr. Bedrosian is in default on the principal and interest payments on those loans. The Company intends to ask the court to order Mr. Bedrosian to repay all of the principal and interest owed on those notes and expects the court to order Mr. Bedrosian to do so.

  The Company does not intend to make any similar loans in the future. No similar loans may be made in the future without the prior approval of the Compensation Committee.

                           CERTAIN LEGAL PROCEEDINGS

  The shareholder derivative actions filed in the Los Angeles Superior Court in October and November of 1991 were consolidated into one shareholder derivative action entitled Harry Polikoff, Harry Ackerman, and Bette Rita Grayson, Derivatively on Behalf of Nominal Defendant National Medical Enterprises, Inc.
v. Richard K. Eamer, Leonard Cohen, John C. Bedrosian, William S. Banowsky, Ph.D., Jeffrey C. Barbakow, Bernice B. Bratter, Maurice J. DeWald, Peter de Wetter, Edward Egbert, M.D., Michael H. Focht, Sr., Raymond A. Hay, Nita P. Heckendorn, Taylor R. Jenson, Lloyd R. Johnson, James P. Livingston, A.J. Martinson, M.D., Howard F. Nachtman, M.D., Richard S. Schweiker, Richard L. Stever, Norman A. Zober, Maris Andersons, Scott M. Brown, Raymond L. Mathiasen and Marcus E. Powers, Defendants. Plaintiffs' suit was based primarily on alleged breaches of fiduciary duties and constructive fraud on the part of the individual defendants. The plaintiffs alleged that, among other things, the individual defendants knew or should have known of allegedly improper marketing, billing and other practices within what formerly was known as the Company's Specialty Hospital Group and failed to take appropriate action as required by their fiduciary responsibilities. Based on these claims, plaintiffs sought compensatory damages on behalf of the Company, punitive damages, injunctive relief, attorneys' fees, interest and costs. Defendants filed three separate demurrers that were sustained and resulted in dismissal of the action with prejudice on May 21, 1993. The derivative action was dismissed by the court in May, 1993, but the dismissal is being appealed by the plaintiffs. The parties have been participating in a voluntary mediation process, which commenced in February, 1994 and has included directors and officers liability insurance carriers. As a result of the voluntary mediation process, the Company, the other parties to this action and the Company's officers' and directors' liability insurance carriers have reached an agreement in principle to settle this matter subject to agreement to contractual terms and court approval.

  The federal class action lawsuits filed in October and November of 1991 were consolidated into one action now pending in the U.S. District Court in the Central District of California entitled In Re National Medical Enterprises, Inc. Securities Litigation I. The defendants in this action are National Medical Enterprises, Inc., Richard K. Eamer, Leonard Cohen, John C. Bedrosian, William S. Banowsky, Michael H. Focht, Norman A. Zober, Marcus E. Powers and Maris Andersons. The action is a consolidated class action against each of the named defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934. Specifically, plaintiffs allege that each defendant knew or recklessly disregarded that the public statements made by the Company and several of its officers and directors in reports to the Securities and Exchange Commission, in press releases, communications with shareholders, and communications with the financial community were false and misleading because the financial data and projections were based upon a number of alleged illegal practices at many of NME's psychiatric facilities. Plaintiffs claim that each of the defendants was a direct participant in this wrongdoing and conspired with and aided and abetted each of the other defendants in perpetrating the alleged fraudulent scheme. Plaintiffs also challenge various transactions in which each of the defendants sold shares of NME stock. Based on these claims, plaintiffs seek compensatory damages, injunctive relief, attorneys' fees, interest and costs. Currently, this action is in the discovery stage and no trial date has been set. In February 1994, the parties and the Company's insurance carriers commenced a voluntary mediation. As a result of the voluntary mediation process, the

Company, the other parties to this action and the Company's officers' and directors' liability insurance carriers have reached an agreement in principle to settle this matter, subject to agreement to contractual terms and court approval.

  On August 27, 1993, a federal lawsuit entitled Jerrold Schaffer and Jayne M. Furman v. National Medical Enterprises, Inc., Richard K. Eamer, Leonard Cohen, Jeffrey Barbakow and Michael H. Focht, Sr. was filed in the U.S District Court in the Central District of California. On August 31, 1993, a federal lawsuit entitled Bernard Weisfeld v. National Medical Enterprises, Inc., Richard K. Eamer, Leonard Cohen, Jeffrey Barbakow and Michael H. Focht, Sr. was filed in the U.S District Court in the Central District of California. On December 20, 1993, the United States District Court for the Central District of California ordered that these cases be consolidated into one action, captioned In re:
National Medical Enterprises Securities Litigation II. These consolidated actions are on behalf of a purported class of shareholders who purchased or sold stock of the Company between January 14, 1993 and August 26, 1993, and allege that each of the defendants violated Section 10(b) of the Securities Exchange Act of 1934. Specifically, plaintiffs allege that each defendant knew or recklessly disregarded that the public statements made by the Company and several of its officers and directors in reports to the Securities and Exchange Commission, in press releases, communications with shareholders, and communications with the financial community were false and misleading because the financial data and projections were based upon a number of alleged illegal practices at many of NME's psychiatric facilities. Plaintiffs claim that each of the defendants was a direct participant in this wrongdoing and conspired with and aided and abetted each of the other defendants in perpetrating the alleged fraudulent scheme. Based on these claims, plaintiffs seek compensatory damages, injunctive relief, attorneys' fees, interest and costs. The parties commenced a voluntary mediation in July, 1994. If the mediation is not successful, plaintiffs will be required to file an amended and consolidated complaint in the action. The Company believes it has meritorious defenses to this action and will defend this litigation vigorously.

  On August 16, 1993, the Company was served with a lawsuit in the matter of Nita P. Heckendorn vs. National Medical Enterprises, Inc., Jeffrey C. Barbakow, Raymond A. Hay, Maurice J. DeWald and Peter de Wetter. Ms. Heckendorn is a director and former officer of the Company. Ms. Heckendorn, who joined the Company in 1982, alleges sex discrimination in employment and retaliation; sexual harassment; breach of implied employment contract; constructive discharge in violation of public policy and the California Fair Employment and Housing Act; tortious interference with prospective economic advantage; defamation; and intentional infliction of emotional distress. The suit seeks damages in excess of $15,000,000 for wages, earnings and other benefits, punitive damages, attorneys fees and costs of suit and other equitable relief. The plaintiff filed an amended complaint on November 4, 1993. Defendants filed a demurrer to plaintiff's amended complaint. On January 6, 1994, the Court sustained defendants' demurrer in part, dismissing certain claims, and denied defendants' demurrer in part. The remaining claims are pending and the parties have engaged in discovery. In March, 1994, plaintiff filed a motion for summary judgment seeking judgment on her claim for retaliatory discharge. After taking plaintiff's deposition in the Spring of 1994, Defendants filed a cross-motion for Summary Judgment seeking dismissal of several of plaintiff's claims. In August, 1994, defendants filed an additional motion for summary judgment on plaintiff's remaining claims. All three of those motions are set for hearing on September 19, 1994, and the case is set for trial in mid-December, 1994. The Company believes that Ms. Heckendorn's claims are without merit.

  On October 5, 1993, John Bedrosian filed the lawsuit John C. Bedrosian vs. National Medical Enterprises, Inc., Jeffrey C. Barbakow, Michael H. Focht, Sr., Bernice B. Bratter, Maurice J. DeWald, Peter de Wetter and Lester B. Korn in the Los Angeles Superior Court. Mr. Bedrosian, who is a director of the Company and served as its Senior Executive Vice President until September 24, 1993 when his employment with the Company was terminated without cause pursuant to the terms of his employment agreement with the Company, alleged: breach of oral agreement; breach of implied in fact contract; breach of the covenant of good faith and fair dealing; negligent misrepresentation of material fact; bad faith denial of existence of a contract; breach of written agreement; age discrimination in employment; libel; tortious interference with contractual relations; conspiracy to interfere with contractual relations; and intentional infliction of emotional distress. The suit seeks damages in excess of $20,000,000, exemplary and punitive damages, declaratory relief, including relief from six loans he obtained from the Company totaling $3,730,251.27, attorneys fees and costs of suit and other equitable relief. The Company has filed a cross-complaint against him for his refusal to make repayment on his six loans. The Company also filed a motion to have the portion of Mr. Bedrosian's lawsuit that pertains to his employment agreement with the Company referred to a Superior Court Referee as provided in the employment agreement. The Company's motion was granted and Mr. Bedrosian's employment claims against the Company were referred to a Superior Court Referee for trial. Before that trial began, the Company filed motions for summary judgment on several of Mr. Bedrosian's claims and on its cross-complaint against Mr. Bedrosian for his failure to repay his loans. The Company's motions were granted as to several of Mr. Bedrosian's claims against the Company, and also as to its claims against Mr. Bedrosian on three of his six loans totalling approximately $1,997,500. The Court declined to grant the Company's motion regarding Mr. Bedrosian's three remaining loans but allowed the Company to supplement its cross-complaint to reflect that those loans had since become due and payable. The Company has supplemented its cross-complaint and intends to renew its motion for summary judgment on Mr. Bedrosian's three remaining loans. The trial of Mr. Bedrosian's employment-related claims took place in June and July, 1994 before a retired California Superior Court Judge. During that trial, the Court granted defendants' motion to have certain other of Mr. Bedrosian's employment claims dismissed. The trial on Mr. Bedrosian's two remaining claims was concluded on July 29, 1994. A decision on those claims is expected in August, 1994.

                      SHARES OWNED BY CERTAIN SHAREHOLDERS

  As of August 24, 1994 no person was known by the Company to beneficially own more than 5% of its outstanding common stock.

                      2. 1994 DIRECTORS STOCK OPTION PLAN

  The 1994 Directors Stock Option Plan (the "DSOP"), if approved by the shareholders, will replace the Restricted Plan discussed on page 11. The DSOP was approved by the Board, subject to the approval of the shareholders, on January 26, 1994. The Company believes the DSOP promotes the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and by encouraging the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth. The primary features of the DSOP are summarized below. A copy of the DSOP is attached as Exhibit A and should be referred to for a complete statement of the terms of the DSOP.

                                  PLAN SUMMARY

ADMINISTRATION

  The DSOP is administered by the Compensation Committee, which is composed of non-employee directors who are eligible to participate in the DSOP. The Compensation Committee shall have the power to interpret the Plan, and subject to its provisions, to prescribe, amend and rescind rules and to make all other determinations necessary for the DSOP's administration. All action taken by the Compensation Committee in the administration and interpretation of the DSOP shall be final and binding upon all parties. No member of the Compensation Committee will be liable for any action or determination made in good faith by the Compensation Committee with respect to the DSOP or any option. The Board will have the power, in its discretion, to amend, suspend or terminate the DSOP at any time, subject to the approval of the shareholders if and to the extent necessary for the continued applicability of Rule 16b-3 under the Exchange Act. The Board may not, however, amend the eligibility requirements or the granting schedule more than once every six months other than to comport with changes in the Internal Revenue Code (the "Code"), the Employee Retirement Income Security Act ("ERISA") or the rules thereunder. Furthermore, no amendment, suspension or termination of the DSOP, may alter, terminate, impair or adversely affect any rights or obligations under any option previously granted without the consent of the holder.

ELIGIBILITY AND GRANTS

  Only non-employee directors of the Company are eligible to participant in the DSOP. Such non-employee directors are not eligible to receive new awards in the SIP. Following the Annual Meeting, eight non-employee directors will be participants in the DSOP. Participants will be granted an option to acquire 5,000 shares of common stock of the Company on the last Thursday of January of each year. In addition, upon initial election to the Board, a non-employee director will be granted an option to acquire 5,000 shares of common stock on the last Thursday of the month of such director's election to the Board. Subject to certain adjustment provisions described in the DSOP, the aggregate number of shares of common stock that may be acquired upon the exercise of Options under the DSOP is 500,000. The closing price of the Company's common stock on August 15, 1994 was $18.375.

  Subject to the approval of the shareholders, each non-employee director as of January 27, 1994 will receive an option to purchase 5,000 shares of the Company's common stock with a date of grant of January 27, 1994. At such time, there were 10 non-employee directors. Two of those 10 were not renominated by the Board to serve an additional term as director.

OPTION TERMS AND CONDITIONS

  The maximum term of an option is 10 years from the date of grant. The option will be exercisable one year from the date of grant. The exercise price will be the fair market value of a share of common stock on the date of grant. The exercise price may be paid (i) in cash, or, (ii) with the consent of the Compensation Committee in its sole discretion, and if otherwise legally permitted, by delivering to the Company shares of common stock owned by the holder of the option for at least six months, with a fair market value on the relevant exercise date equal to the exercise price, (iii) with the consent of the Compensation Committee in its sole discretion by a promissory note secured by such number of shares of common stock determined by the Compensation Committee bearing interest at a rate determined by the Compensation Committee, or (iv) by a combination of any of the above.

  Each option will expire at the time a non-employee director ceases to be a non-employee director, except as described below. If a non-employee director is terminated other than for cause (as determined solely by the Company), or if a director is nominated but not reelected by the shareholders, then the option will expire one year after the date of termination unless during such one year period, the non-employee director dies or becomes permanently and totally disabled in which case the option will expire one year from the date of death or permanent and total disability. If the non-employee Director retires at the Company's normal retirement age (59 1/2) or with the consent of the Compensation Committee, then the option will expire five years after the date of termination unless during such five year period, the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, then the option will expire five years after the date of death or permanent and total disability. Notwithstanding anything above to the contrary, the maximum term of an option is ten years from the date of grant.

  No option or right under the DSOP will be assignable or subject to any encumbrance, pledge or charge of any nature except (i) with the written consent of the Compensation Committee, (ii) transfer or assignment in favor of the Company, and (iii) under such rules as the Compensation Committee may establish pursuant to the terms of the DSOP. Furthermore, no option or right under the DSOP is transferable by a holder other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA or the rules thereunder. The designation by a holder of a beneficiary is not a transfer.

DURATION

  Unless the DSOP is previously terminated, the DSOP will terminate on January 26, 2004, except with respect to Options then outstanding.

ADJUSTMENT

  If the outstanding shares of common stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of common stock or other securities, through merger, consolidation, spin-off, the sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of common stock, or other securities, then an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares covered by the DSOP and (ii) the number and kind of shares of other securities subject to, and the exercise price of, then outstanding Options. Notwithstanding the above, upon dissolution, liquidation, reorganization, merger or consolidation involving the Company as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Company, all Options then outstanding under the DSOP will be deemed fully vested unless provisions are made in connection with such transaction for the continuance of the DSOP or the assumption or substitution of such Options with new Options of the surviving corporation.

  Upon the occurrence of a change in control or in the event that any person makes a filing with respect to the Company under Section 13(d) or 14(d) of the Exchange Act, then all then outstanding Options will be deemed fully vested. A change in control shall have occurred when one person becomes the beneficial owner of 20% or more of the common stock of the Company in a transaction or series of transactions not approved in advance by the Board.

FEDERAL TAX CONSEQUENCES

  A non-employee director who receives an Option under the DSOP will not recognize any income, nor will the Company be entitled to any tax deduction, in the year of the grant. At the time that an option is exercised, the non-employee director will recognize ordinary income in an amount equal to the excess of (a) the Fair Market Value of the shares purchased over (b) the exercise price paid for such shares. The Company will be entitled to a deduction in an amount equal to the amount includable in the income of the non-employee director, in the taxable year in which the non-employee director is required to recognize the income.

NEW PLAN BENEFITS

  No New Plan Benefits Table is provided herein with respect to the DSOP because, as described on page 34, the only people eligible to receive grants under the plan are the non-employee directors of the Company (each of whom is eligible to receive 5,000 Options each year).

  Since the non-employee directors will receive 5,000 Options each year under the DSOP and were entitled to 5,400 restricted shares each year under the Restricted Plan, the DSOP represents a reduction in compensation for the non-employee directors in comparison to the Restricted Plan.

  Approval of the DSOP by the shareholders requires the affirmative vote of the majority of the votes cast at the Annual Meeting. Abstentions will count as no votes. If the stockholders do not approve the Plan, the Options already granted will be of no force and effect and the Restricted Plan will continue in effect.

  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 1994 DIRECTORS STOCK OPTION PLAN.

                         3. 1994 ANNUAL INCENTIVE PLAN

  The Board of Directors approved the 1994 AIP upon the recommendation of the Compensation Committee. The Plan is intended to replace the AIP. The purpose of the 1994 AIP is to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of an employees' compensation on the performance of such employee, the Company, and/or his or her business unit.

  Effective for compensation otherwise deductible in taxable years beginning after December 31, 1993, Section 162(m) of the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally precludes a publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million paid to Covered Employees (as defined in Section 162(m)(3) of the Code). Exceptions are made for, among other things, qualified performance-based compensation. It is the intent of the Company that the Plan and Code Section 162(m) Awards (as defined in the 1994 AIP) thereunder satisfy, in the case of participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m). A participant who is or may be a Covered Employee nevertheless may receive an award under the 1994 AIP that is not a Code Section 162(m) Award, which award may result in compensation that is not deductible by the Company for federal income tax purposes. The Company believes, however, that the 1994 AIP will permit the Company to pay Code
Section 162(m) Awards to Covered Employees and still deduct the compensation in excess of $1,000,000 from its federal income taxes in accordance with Section 162(m) of the Code.

  The primary features of the 1994 AIP are summarized below. A copy of the 1994 AIP is attached as Exhibit B and should be referred to for a complete statement of the terms of the 1994 AIP.

                                  PLAN SUMMARY

ADMINISTRATION

  The 1994 AIP is administered by the Compensation Committee, which is composed of non-employee directors who are not eligible to participate in the 1994 AIP.

ELIGIBILITY

  Any key employee of the Company who the Compensation Committee determines, in its sole discretion, is responsible for producing profits for the Company or otherwise has a significant effect on the operations of the Company is eligible to participate in the 1994 AIP. The Compensation Committee determines who is to be treated as a Covered Employee. Approximately 365 employees currently are eligible to participate in the 1994 AIP.

DETERMINATION OF AWARDS

  Each year the Compensation Committee will establish one or more criteria to measure performance ("Performance Criteria") and set annual performance objectives ("Performance Goals") with respect to such Performance Criteria for the Company, a business unit(s) or an individual.

  In the case of a Code Section 162(m) Award, the Performance Criteria will be limited to one or more of the following.

a. Income, either before or after income taxes, including or excluding interest, depreciation and amortization, extraordinary items and other material non-recurring gains or losses, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes;

b. Return on average equity, which shall be income calculated in accordance with clause a. above, divided by the average of stockholders' equity as of the beginning and as of the end of the Year;

c. Primary or fully diluted earnings per share of common stock, which shall be income calculated in accordance with clause a. above, divided by the weighted average number of shares and share equivalents of common stock;

d. Net cash provided by operating activities based upon income calculated in accordance with clause a. above;

e. Quality of service and/or patient care, measured by the extent to which pre-set quality objectives are achieved by the Company;

  For Fiscal Year 1995, the Board has determined that the Performance Criteria for Code Section 162(m) Awards will be fully diluted earnings per share from continuing operations and patient satisfaction (measured by the results of patient satisfaction surveys completed by patients of the Company's general hospitals) and that payment of awards will be subject to satisfying a return on equity threshold.

  Awards that are not Code Section 162(m) Awards may be based not only on the foregoing Performance Criteria, but also on any other criteria related to performance selected by the Compensation Committee.

  All determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Compensation Committee. With respect to a Code Section 162(m) Award, the Compensation Committee may in its sole discretion decrease, but not increase, the amount of the award that otherwise would be payable.

AMOUNT AVAILABLE AND MAXIMUM INDIVIDUAL AWARDS

  The amount available for Awards in any year shall be determined by the Compensation Committee. The aggregate maximum amount payable under the 1994 AIP to a Covered Employee with respect to any year is $1,500,000.

FORM AND PAYMENT OF AWARDS

  All awards will be in cash and will be paid currently, unless the Compensation Committee determines to defer payment of an award to preserve the Company's federal income tax deduction therefor. Deferred awards will accrue interest at a rate the Compensation Committee determines.

TERMINATION OF EMPLOYMENT

  Unless the Compensation Committee determines otherwise, an employee must be actively employed by the Company on the date his or her award is determined by the Compensation Committee in order to be entitled to payment of any award for the year. An employee may receive a partial award as determined by the Compensation Committee.

AMENDMENT OR TERMINATION OF THE 1994 AIP

  The Board may at any time amend, suspend or discontinue the 1994 AIP, in whole or in part. The Committee may at any time alter or amend any or all Award Agreements under the 1994 AIP to the extent permitted by law. No such action may, however, without approval of the stockholders of the Company, be effective with respect to any Code Section 162(m) Award to any Covered Employee if such approval is required by Code Section 162(m)(4)(C).

NEW PLAN BENEFITS

  It is not possible to determine at this time the Awards that will be payable under the 1994 AIP for fiscal year 1995 performance. The table below sets forth the amounts that would have been payable for fiscal year 1994 performance to the named executive officers, all current executive officers as a group (the "Executive Group"), all current directors who are not executive officers as a group (the "Non-Executive Director Group") and all employees, including all current officers who are not executive officers, as a group (the "Employee Group") if the 1994 AIP had been in effect during fiscal year 1994, based on fiscal 1994 performance.

                                 ANNUAL INCENTIVE PLAN
        ------------------------------------------------------------------------
                                                                        DOLLAR
        NAME                                                           VALUE ($)
        ----                                                           ---------
        Barbakow......................................................      0
        Focht.........................................................      0
        Schochet......................................................      0
        Banowsky......................................................     (1)
        Mathiasen.....................................................     (1)
        Executive Group...............................................     (1)
        Non-Executive Director Group(2)...............................      0
        Employee Group................................................     (1)

- --------
(1) Amounts are not determinable because the award criteria and related targets for fiscal year 1995 performance have not been determined for any executive officer other than Covered Employees. For information purposes, the amounts received under the AIP for Mr. Banowsky and Mr. Mathiasen for fiscal year 1994 are included in the Summary Compensation Table on page 12. The amounts received under the AIP by the Executive Group and the Employee Group for fiscal year 1994 were $3,006,662 and $15,183,566, respectively.
(2) Non-employee directors were not eligible to participate in the AIP and will not be eligible to participate in the 1994 AIP.

  Approval of the 1994 AIP by the shareholders requires the affirmative vote of the majority of the votes cast at the Annual Meeting. If the stockholders do not approve the 1994 AIP, the AIP will remain in effect, and the Board will consider whether to adopt some alternative arrangement based on its assessment of the needs of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 1994 ANNUAL INCENTIVE PLAN.

                    4. RATIFICATION OF SELECTION OF AUDITORS

SELECTION OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board has selected KPMG Peat Marwick LLP to serve as independent auditors for the fiscal year ending May 31, 1995. KPMG Peat Marwick LLP is familiar with the operations of the Company and together with its predecessor organizations have been the Company's auditors since the Company's inception. The Audit Committee of the Board is satisfied with KPMG Peat Marwick LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

  KPMG Peat Marwick LLP expect their representatives to attend the meeting to make a statement should they so desire and to respond to questions where appropriate.

SHAREHOLDER APPROVAL

  Ratification of the independent auditors by the shareholders requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the ratification of the selection of KPMG Peat Marwick LLP as the Company's auditor. If a favorable vote is not obtained, other auditors will be selected by the Board.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Any proposals by security holders intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by April 28, 1995.

                                 MISCELLANEOUS

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing Scott M. Brown, Secretary, National Medical Enterprises, Inc., 2700 Colorado Boulevard, Santa Monica, California 90404 or by telephoning Mr. Brown at (310) 998-8000 or by leaving a voice mail request at (310) 998-8200.

                                          By Order of the Board of Directors

                                          Scott M. Brown
                                          Secretary

Santa Monica, California
August 25, 1994

                                                                       EXHIBIT A

                       NATIONAL MEDICAL ENTERPRISES, INC.
                        1994 DIRECTORS STOCK OPTION PLAN

1. PURPOSE OF THE PLAN.

  The purpose of the 1994 Directors Stock Option Plan of National Medical Enterprises, Inc. is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and to encourage the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth.

2. DEFINITIONS.

  (a) "Board" means the Board of Directors of the Company.

  (b) "Committee" means the Compensation and Stock Option Committee of the Board as shall be appointed by the Board from time to time. The Committee shall consist of two or more members of the Board none of whom shall be Employees of the Company.

  (c) "Common Stock" means the $.075 par value Common Stock of the Company.

  (d) "Company" means National Medical Enterprises, Inc., a Nevada corporation.

  (e) "Director" means a member of the Board who is not an Employee.

  (f) "Employee" means any full-time employee of the Company, or of any of its present or future parent or subsidiary corporations.

  (g) "Fair Market Value" means the closing price of a share of Common Stock on the Composite Tape on the date as of which fair market value is to be determined or the actual sale price of the shares acquired upon exercise if the shares are sold in a same day sale, or if no sales were made on such date, the closing price of such shares on the Composite Tape on the next preceding date on which there were such sales.

  (h) "Participant" means each Director.

  (i) "Option" means a stock option that does not satisfy the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended.

  (j) "Plan" means the 1994 Directors Stock Option Plan as set forth herein, as amended from time to time.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

  Subject to the provisions of Section 7, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to exercise of Options under the Plan is 500,000 shares of Common Stock. Such shares may be either authorized but unissued shares or shares issued and thereafter acquired by the Company.

4. ADMINISTRATION OF THE PLAN.

  (a) The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend and rescind rules and to make all other determinations necessary for the Plan's administration.

  (b) All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding upon all parties. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Option.

5. ELIGIBILITY.

  Only Directors shall be eligible to participate in the Plan. Prior to the termination of the Plan, each Director who is serving in such capacity on the Date of Grant (as hereinafter defined) automatically shall be granted, on the last Thursday of January of each year, an Option to acquire 5,000 shares of Common Stock. Each Director upon initial election to the Board automatically shall be granted an Option to acquire 5,000 shares of Common Stock on the last Thursday of the month of such Director's election to the Board. Initial election to the Board shall mean election to the Board by the Board or by the Shareholders of the Company, whichever first occurs. The date on which an Option is granted shall be the "Date of Grant" with respect to such Option. Each Option will be evidenced by a written instrument including terms and conditions consistent with the Plan, as the Committee may determine.

6. TERMS AND CONDITIONS OF STOCK OPTIONS.

  (a) The purchase price of Common Stock under each Option will be the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding any other provision to the contrary contained in the Plan, including without limitation, Sections 6(c)(i), (ii) and (iii), each Option will expire not later than ten years from the Date of Grant.

  (b) An Option granted under the Plan may not be exercised for a period of one year after the Date of Grant. After such period, an Option may be exercised with respect to all shares of Common Stock covered thereby during its term as provided hereunder.

  (c) Subject to the provisions of Section 6 (a), each Option will expire at the time the Participant ceases to be a Director, except as follows:

    (i) If the service of the Director is terminated by the Company other than for cause, for which the Company will be the sole judge, or if the Director is nominated but is not reelected by the shareholders of the Company, then the Option will expire one year after the date of termination.

    (ii) If the Director retires at the Company's normal retirement age as defined in its NME Retirement Savings Plan or retires with the consent of the Committee, the Option will expire five years after the date of termination.

    (iii) If the Director dies or becomes permanently and totally disabled while serving in such capacity, the Option will expire five years after the date of death or permanent and total disability. If the Director dies or becomes permanently and totally disabled within the one-year period referred to in subparagraph (i) above, the Option will expire one year after the date of death or permanent and total disability. If the Director dies or becomes permanently and totally disabled within the five-year period referred to in subparagraph (ii) above, the Option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability.

  (d) Upon the exercise of an Option, the exercise price will be payable in full (i) in cash; or, (ii) with the consent of the Committee in its sole discretion, (A) by the assignment and delivery to the Company of shares of Common Stock, owned by the holder of the Option for at least six months, with a Fair Market Value on the relevant exercise date equal to the exercise price,
(B) by execution and delivery of a promissory note, secured by such number of shares of Common Stock determined by the Committee, bearing interest at a rate determined by the Committee, or (C) by a combination of any of the above. No payment by an assignment of shares or by a promissory note or by any combination thereof will be allowed unless such payments are allowed under applicable requirements of federal and state tax, securities and other laws, rules and regulations and by any regulatory authority having jurisdiction.

7. ADJUSTMENT PROVISIONS.

  (a) Subject to Section 7(b), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Section 3 and Section 5 and (ii) the number and kind of shares or other securities subject to, and the purchase price in, then-outstanding Options.

  (b) Despite the provisions of Section 7(a), upon dissolution, or liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the assets of the Company, all Options then outstanding under the Plan will be fully vested and the restrictions upon exercise in Section 6(b) will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan, the assumption or the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

  (c) Adjustments under Section 7(a) and 7(b) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments.

  (d) Upon the occurrence of a "Change of Control" of the Company or in the event that any Person makes a filing with respect to the Company under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all Options then outstanding under the Plan will be fully vested and the restrictions upon exercise in Section 6(b) will immediately cease.

For purposes of this Section 7(d) the following definitions shall apply:

    (i) A "Change in Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20% or more of the general voting power of the Company.

    (ii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

    (iii) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20% or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

    (iv) "Voting Stock" shall mean shares of the Company's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

8. GENERAL PROVISIONS.

  (a) Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue as a Director or affect the right of the Company to terminate the services of any Participant in accordance with the By-Laws.

  (b) No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the exercise of an Option, the Company may require the Participant to take any reasonable action to meet such requirements.

  (c) No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Option except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

  (d) No Option and no right under the Plan, contingent or otherwise, will be transferrable or assignable or subject to any encumbrance, pledge or charge of any nature except (i) with the written consent of the Committee, (ii) a transfer or assignment in favor of the Company, and (iii) under such rules and regulations as the Committee may establish pursuant to the terms of the Plan.

  (e) No Option and no right under the Plan, contingent or otherwise, will be transferrable by a Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. The designation of a beneficiary by a Participant does not constitute a transfer.

9. AMENDMENT AND TERMINATION.

  (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time, subject to approval of the shareholders of the Company if and to the extent necessary for the continued applicability of Rule 16b-3 under the Exchange Act.

  (b) No amendment, suspension or termination of the Plan will, without the consent of the holder, alter, terminate, impair or adversely affect any right or obligation under any Option previously granted under the Plan.

  (c) Notwithstanding the provisions of Section 9(a), the Board may not amend the provisions of Section 5 or the definition of Director in Section 2 more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

10. EFFECTIVE DATE OF PLAN AND DURATION OF PLAN.

  This Plan shall become effective upon adoption by the Board, subject to approval by the holders of a majority of the shares of Common Stock which are represented in person or by proxy and entitled to vote on the subject at the 1994 Annual Meeting of Shareholders of the Company. Unless the Plan is previously terminated, the Plan will terminate on January 26, 2004, except with respect to Options then outstanding.

                                                                       EXHIBIT B

                           1994 ANNUAL INCENTIVE PLAN
                                       OF
                       NATIONAL MEDICAL ENTERPRISES, INC.

  1. PURPOSE. The purpose of the Annual Incentive Plan (the "Plan") of National Medical Enterprises, Inc. and its subsidiaries (the "Company") is to provide an incentive to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of selected employees' compensation on the performance of such employee, the Company, and/or the employee's Business Unit (as defined below).

  2. DEFINITIONS

  a. "Award Agreement" means the agreement entered into between the Company and a participant, setting forth the terms and conditions applicable to an award granted to the participant.

  b. "Award Schedule" means the Award Schedule established pursuant to Article
4.

  c. "Business Unit" means any division, group, subsidiary or other unit within the Company which is designated by the Committee to constitute a Business Unit.

  d. "Code" means the Internal Revenue Code of 1986, and any successor statute, and the regulations promulgated thereunder, as it or they may be amended from time to time.

  e. "Code Section 162(m) Award" means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in the Award Agreement.

  f. "Covered Employee" means a Covered Employee within the meaning of Code
Section 162(m)(3).

  g. "Performance Criteria" means one or more of the following criteria selected by, and as further defined by, the Committee each Year to measure achievement of Performance Goals for a Year:

   1. A. Income, either before or after income taxes, including or excluding interest, depreciation and amortization, extraordinary items and other material non-recurring gains or losses, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes;

     B. Return on average equity, which shall be income calculated in accordance with paragraph g.1.A. above, divided by the average of stockholders' equity as of the beginning and as of the end of the Year;

     C. Primary or fully diluted earnings per share of common stock, which shall be income calculated in accordance with paragraph g.1.A. above, divided by the weighted average number of shares and share equivalents of common stock;

     D. Net cash provided by operating activities based upon income calculated in accordance with paragraph g.1.A. above; or

     E. Quality of service and/or patient care, measured by the extent to which pre-set quality objectives are achieved by the Company.

   2. Any other criteria related to performance, including the performance of one or more of the Business Units, individual performance or any other category of performance selected by the Committee.

  h. "Performance Goals" are the annual performance objectives with respect to Performance Criteria established by the Committee for the Company, a Business Unit or an individual for the purpose of determining whether, and the extent to which, awards under the Plan will be made for that Year.

  i. "Target Award" means the amount payable for meeting 100% of Performance Goals for the Year.

  j. "Year" means the Company's fiscal year.

  3. ADMINISTRATION. The Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors (the "Board").

  The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion.

  It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code
Section 162(m)(4)(C), so that the Company's tax deduction for remuneration in respect of such an award for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Article, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists. Nothing herein shall be interpreted so as to preclude a participant who is or may be a Covered Employee from receiving an award that is not a Code Section 162(m) Award.

  The Committee shall have the discretion, subject to the limitations described in Article 4 below relating to Code 162(m) Awards, to (a) determine the Plan participants; (b) determine who will be treated as a Covered Employee; (c) determine Performance Criteria and Performance Goals each Year within the time period required by Code Section 162(m); (d) establish an Award Schedule; (e) establish performance thresholds for payment of any awards; (f) determine whether and to what extent the Performance Goals have been met or exceeded; (g) make discretionary awards as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (h) make adjustments to Performance Criteria, Performance Goals and thresholds; and
(i) determine the total amount of funds available for distribution as awards each Year. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive on all parties.

  4. CODE SECTION 162(M) AWARDS. A participant who is or may be a Covered Employee may receive a Code Section 162(m) Award and/or an award that is not a Code Section 162(m) Award. The Committee will determine who is to be treated as a Covered Employee, determine who is eligible to be granted Code Section 162(m) Awards and establish the Target Awards and Award Schedules for Code Section 162(m) Awards. Such determinations will be made in a timely manner, as required by Code Section 162(m). Each award shall be evidenced by an Award Agreement setting forth the Award

Schedule and such other terms and conditions applicable to the award, as determined by the Committee, not inconsistent with the terms of the Plan. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount payable under the Plan to a Covered Employee with respect to a Year shall be $1,500,000. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

  5. ALL AWARDS. Performance Criteria and Performance Goals will be established by the Committee for each Year, which, in the case of Performance Criteria and Performance Goals for Covered Persons, will be established within the time period required by Code Section 162(m). The Committee also shall determine the extent to which each Performance Criteria shall be weighted in determining awards. The Committee will establish an Award Schedule for each award to each participant setting forth the percentage of the Target Award for such participant payable at specified levels of performance, based on the Performance Goal for each of the Performance Criteria and the weighting established for such criteria. The Committee may vary the Performance Criteria, Performance Goals and weightings from participant to participant, award to award and Year to Year. Notwithstanding the foregoing, the Performance Criteria with respect to a Code Section 162(m) Award shall be limited to the Performance Criteria set forth in Article 2.g.1.

  6. ELIGIBLE PERSONS. Any key employee of the Company who the Committee determines, in its discretion, is responsible for producing profits for the Company or otherwise has a significant effect on the operations of the Company shall be eligible to participate in the Plan. Committee members are not eligible to participate in the Plan. No employee shall have a right (a) to be selected under the Plan, or (b) having once been selected, to (i) be selected again or (ii) continue as an employee.

  7. AMOUNT AVAILABLE FOR AWARDS. The amount available for awards in any Year shall be determined by the Committee.

  8. DETERMINATION OF AWARDS. The Committee shall select the participants and determine which participants, if any, are to be treated as Covered Employees and which awards, if any, are to be Code Section 162(m) Awards. Except in the case of Code Section 162(m) Awards, the Committee shall determine the actual award to each participant for each Year, taking into consideration, as it deems appropriate, the performance for the Year of the Company and/or a Business Unit, as the case may be, in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective participants during the Year. The fact that an employee is selected as a participant for any Year shall not mean that such employee necessarily will receive an award for that Year. Except in the case of Code Section 162(m) Awards, notwithstanding any other provisions of the Plan to the contrary, the Committee may make discretionary awards as it sees fit under the Plan.

  A Code Section 162(m) Award payable to any Covered Employee may range from zero (0) to one hundred and fifty (150) percent of the Covered Employee's Target Award, depending upon whether, or the extent to which, the Performance Goals with respect to such Code Section 162(m) Award have been achieved. Actual Code Section 162(m) Awards will be derived from the Award Schedule based on the level of performance achieved and the participant's Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that with respect to a Code Section 162(m) Award, the Committee may, in its sole discretion, decrease, but not increase, the amount of the Award that otherwise would be payable.

  9. DISTRIBUTION OF AWARDS. Awards under the Plan for a particular Year shall be paid in cash as soon as practicable after the end of that Year. To the extent that the Company's tax deduction for remuneration in respect of the payment of an Award to a Covered Employee would be disallowed under Code
Section 162(m) by reason of the fact that such Covered Employee's applicable employee remuneration, as defined in Code Section 162(m)(4), either exceeds or, if such Award were paid, would exceed the $1,000,000 limitation in Code Section 162(m)(1), the Committee may, in its sole discretion, defer the payment of such Award, but only to the extent that, and for so long as, the Company's tax deduction in respect of the payment thereof would be so disallowed; provided that the Committee may, nevertheless, accelerate the payment of previously deferred Awards if it determines that the amount of the tax deduction that would be disallowed is not significant. Deferred Awards will be deemed credited with interest at a rate determined by the Committee from time to time.

  10. TERMINATION OF EMPLOYMENT. A participant must be actively employed by the Company on the date his or her award is determined by the Committee ("the Payment Date") in order to be entitled to payment of any award for that Year. In the event active employment of a participant shall be terminated before the Payment Date for any reason other than discharge for cause or voluntary resignation, such participant may receive such portion of his or her award for the Year as may be determined by the Committee. A participant discharged for cause shall not be entitled to receive any award for the Year. A participant who voluntarily resigns prior to the Payment Date shall not be entitled to receive any award for the Year unless otherwise determined by the Committee.

  11. MISCELLANEOUS.

  a. NONASSIGNABILITY. No award will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.

  b. WITHHOLDING TAXES. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

  c. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Company may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Agreements under the Plan to the extent permitted by law. No such action may, however, without approval of the stockholders of the Company, be effective with respect to any Code Section 162(m) Award to any Covered Employee if such approval is required by Code Section 162(m)(4)(C).

  d. OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

  e. PAYMENTS TO OTHER PERSONS. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

  f. LIMITS OF LIABILITY.

    1. Any liability of the Company to any participant with respect to an award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

    2. Neither the Company, nor any member of its Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.

  g. RIGHTS OF EMPLOYEES.

    1. Status as an employee eligible to receive an award under the Plan shall not be construed as a commitment that any award will be made under this Plan to such employee or to other such employees generally.

    2. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any award or Award Agreement) shall confer upon any employee or participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause.

  h. SECTION HEADINGS. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

  i. INVALIDITY. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

  j. APPLICABLE LAW. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of California without regard to the conflict of law principles thereof.

  k. EFFECTIVE DATE. The Plan shall be effective as of June 1, 1994.

P R O X Y
                       NATIONAL MEDICAL ENTERPRISES, INC.

                   PROXY--SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Michael H. Focht, Sr., Maris Andersons and Scott M. Brown, and each of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of National Medical Enterprises, Inc., which the undersigned would be entitled to vote, at the Annual Meeting of Shareholders to be held on September 28, 1994, and any adjournment thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

                                        ---------------------------------------
                                        Date
                                        ---------------------------------------
                                        Signature
                                        ---------------------------------------
                                        Signature

                                        Please mark, date and sign as your
                                        name(s) appear(s) to the left and re-
                                        turn in the enclosed envelope. If act-
                                        ing as an executor, administrator,
                                        trustee, guardian, etc., you should so
                                        indicate when signing. If the signer
                                        is a corporation, please sign the full
                                        corporate name, by duly authorized of-
                                        ficer. If shares are held jointly,
                                        each shareholder named should sign.

                                                                          (over)


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

Item 1. Election of the following nominees as Directors: Jeffrey C. Barbakow, Peter de Wetter, James P. Livingston and Richard S. Schweiker

    [_] FOR ALL NOMINEES listed above          [_] WITHHOLD AUTHORITY
        (except as marked to the contrary)

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided

      ----------------------------------------

Item 2. Proposal to approve the 1994 Directors Stock Option Plan.

                         [_] FOR[_] AGAINST[_] ABSTAIN

Item 3. Proposal to approve the 1994 Annual Incentive Plan.

                         [_] FOR[_] AGAINST[_] ABSTAIN

Item 4. Proposal to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending May 31, 1995.

                         [_] FOR[_] AGAINST[_] ABSTAIN

- --------------------------------------------------------------------------------

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

PROXY                  NATIONAL MEDICAL ENTERPRISES, INC.                  PROXY

  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 25, 1994, and, revoking all prior proxies, appoints Michael H. Focht, Sr., Maris Andersons and Scott M. Brown, and each of them (with full power to act without the other), with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of stock of National Medical Enterprises, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Medical Enterprises, Inc., to be held on September 28, 1994, and at all adjournments and postponements thereof, upon the following matters and in the manner designated on the reverse hereof.

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXIES WILL VOTE THE SHARES FOR ITEMS (1),
(2), (3) AND (4).

                       (Continued, and to be signed and dated, on reverse side.)

1. Election      [_] FOR the nominees  [_] WITHHOLD AUTHORITY [_] EXCEPTIONS* as
   of Directors      listed below          to vote for ALL        indicated
                                           nominees listed below

                Class 3: Jeffrey C. Barbakow, Peter de Wetter,
                  James P.Livingston and Richard S. Schweiker

IF YOU DESIRE TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND PLEASE WRITE THAT NOMINEE'S NAME(S) ON THE SPACE PROVIDED.

*EXCEPTIONS ____________________________________________________________________

2. Proposal to approve the 1994 Directors Stock Option Plan.

                         [_] FOR[_] AGAINST[_] ABSTAIN

3. Proposal to approve the 1994 Annual Incentive Plan.

                         [_] FOR[_] AGAINST[_] ABSTAIN

4. Proposal to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending May 31, 1995.

                         [_] FOR[_] AGAINST[_] ABSTAIN

                                 PROXY DEPARTMENT          Address Change
                                 NEW YORK, N.Y. 10203-0186 and/or Comments [_]

                                     Note: Please sign exactly as shown at left.
                                     If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

                                     Dated: ______________________________, 1994

                                     -------------------------------------------
                                                      (Signature)

                                     -------------------------------------------
                                                      (Signature)

                                     Please mark boxes [_] or [X] in blue
                                     or black ink.

Please Mark, Date, Sign and Mail This Proxy Card Promptly in the Enclosed Envelope.